-----------------------------------------------------------------------



SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
-----------------------



FORM 8-K/A



CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 31, 1998



Amendment No. 1




IMC GLOBAL INC.
(Exact name of Registrant as specified in its charter)



Commission File Number: 1-9759



                Delaware                             36-3492467
     (State or other jurisdiction of            (I.R.S. Employer
      incorporation or organization)             Identification No.)

           2100 Sanders Road                           60062
          Northbrook, Illinois                       (Zip Code)
 (Address of principal executive offices)



Registrant's telephone number, including area code:  (847) 272-9200







----------------------------------------------------------------------

Item 5.	The attached financial information has been restated to
reflect the IMC AgriBusiness segment as a discontinued operation. See Note 24, "Discontinued Operations," of Notes to Consolidated Financial Statements for more detail.

Management's Discussion and Analysis of Results of Operations and Financial Condition.(1)

INTRODUCTION

Through the restructuring of the operations, and several mergers and strategic acquisitions, IMC Global (Company) has demonstrated its commitment to maintaining its position as one of the world's leading producers of crop nutrients for the international agricultural community as well as one of the foremost domestic distributors of crop nutrients and related products. Sales for 1997 decreased one percent over the prior year, and generated $464.5 million of EBITDA [earnings from continuing operations before minority interest, interest charges, taxes, depreciation and amortization, and after Phosphate Resource Partners Limited Partnership (PLP) distributions], an 18 percent increase over 1996. These cash earnings will allow the Company to make the investments necessary to continue to strengthen its prominent position in the highly competitive crop nutrient market place. All per share amounts are stated on a diluted basis in accordance with SFAS No. 128, "Earnings Per Share." See
Note 1, "Summary of Significant Accounting Policies," of Notes to Consolidated Financial Statements for more detail.

RESULTS OF OPERATIONS

Overview
--------

Net Sales
---------
(in millions)
   1997      1996      1995
 --------  --------  --------
$2,116.0   $2,143.3  $2,132.7
</TABLE


Gross Margins
-------------
(in millions)
   1997      1996      1995
 --------  --------  --------
  $574.9    $617.1*   $632.9

*Before special one-time charges.

Earnings from Continuing Operations
-----------------------------------
(in millions)
   1997      1996      1995
 --------  --------  --------
  $182.0*   $181.6*   $195.2

*Before special one-time charges.

1997 Compared to 1996
Net sales of $2,116.0 million decreased one percent from $2,143.3 million one year ago. Gross margins for 1997 were $574.9 million, a decrease of seven percent from comparable
1996 margins of $617.1 million, excluding 1996 special one-time charges of $20.8 million related to The Vigoro
Corporation (Vigoro Merger), which are more fully discussed below.

Earnings from continuing operations, excluding the Main Pass 299 (Main Pass) write-down of $112.2 million or $1.19 per share, were $182.0 million, or $1.92 per share. Net earnings, which include (i) the Main Pass write-down discussed above, (ii) earnings from discontinued operations of $18.0 million, or $0.19 per share, and (iii) an extraordinary charge of $24.9 million, or $0.26 per share, related to the early extinguishment of high-cost debt, were $62.9 million or $0.67 per share. In 1996, earnings from continuing operations, excluding special one-time charges related to the Vigoro Merger, as well as costs associated with, among other things, a corporate restructuring, other asset valuations and environmental issues of $59.9 million, or $0.62 per share, were $181.6 million, or $1.87 per share. See Note 3, "Vigoro Merger and Restructuring Charges," of Notes to Consolidated Financial Statements for further detail.

Net earnings, which include (i) the special one-time charges referred to above, (ii) earnings from discontinued operations of $13.5 million, or $0.14 per share, and (iii) an extraordinary charge of $8.1 million or $0.08 per share, were $127.1 million, or $1.31 per share.

Sales and earnings for 1997 were driven by record-level sales by IMC Kalium offset by a decline in sales at IMC-Agrico Crop Nutrients (Crop Nutrients). IMC Kalium's net sales increased 33 percent while Crop Nutrients' net sales decreased 11 percent.

1996 Compared to 1995
Net sales of $2,143.3 million were essentially unchanged from $2,132.7 million reported in 1995. Gross margins for 1996 were $617.1 million, excluding special one-time charges of $20.8 million, related to the Vigoro Merger, which are more fully discussed below, a decrease of two percent from comparable 1995 margins of $632.9 million.

Earnings from continuing operations, excluding the special one-time charges discussed above, were $181.6 million, or $1.87 per share. Net earnings, which include (i) the special one-time charges, (ii) earnings from discontinued operations discussed above and (iii) the extraordinary charge discussed above, were $127.1 million or $1.31 per share. In 1995, earnings from continuing operations were $195.2 million, or $2.09 per share. Net earnings, which include (i) earnings from discontinued operations of $23.8 million, or $0.25 per share, and (ii) an extraordinary charge of $3.5 million, or $0.04 per share, related to the early extinguishment of high-cost debt, were $215.5 million, or $2.30 per share.

Declines in sales of Crop Nutrients and IMC Kalium were offset by the inclusion of a full year of results related to Feed Ingredients which was acquired in October 1995. See
Note 4, "Other Business Acquisitions," of Notes to
Consolidated Financial Statements for further detail.

IMC-Agrico Crop Nutrients
-------------------------

(In millions)
                      Years ended December 31,  % Increase (Decrease)
                    ---------------------------------------------------
                       1997      1996       1995      1997      1996
                       ----      ----       ----      ----      ----
Net sales          $1,484.8   $1,661.3    $1,711.6    (11%)      (3%)
Gross margins      $  298.7   $  411.4(c) $  395.5    (27%)       4%
As a percentage
  of net sales          20%        25%         23%

Sales volumes
 (000 tons)(a)        7,105      7,382       7,805     (4%)      (5%)
Average DAP price
 per short ton(b)  $    176   $    186    $    175     (5%)       6%

(a)	Sales volumes include tons sold captively and represent
dry product tons, primarily DAP.
(b)	FOB plant/mine.
(c)	Before special one-time merger and restructuring charges
of $6.9 million.

1997 Compared to 1996
Crop Nutrients' net sales of $1,484.8 million decreased 11 percent from $1,661.3 million in 1996. Sales volumes of concentrated phosphates declined, in the aggregate, one percent, or $45.0 million. The majority of the decline came from reduced domestic shipments of diammonium phosphate (DAP) and granular triple superphosphate (GTSP) which declined 17 and 11 percent, respectively, offset by increased granular monoammonium phosphate (GMAP) volumes of 18 percent. The decline in DAP and GTSP volumes was primarily due to overall weakened demand and a focus on higher-margin GMAP opportunities. International sales volumes were relatively flat compared to the prior year as decreased shipments of DAP and GTSP were offset by increased shipments of GMAP. In addition, average sales realizations of concentrated phosphates, particularly DAP, decreased five percent which unfavorably impacted net sales by $49.2 million. Net sales were also unfavorably impacted $56.7 million due to lower phosphate rock sales volumes as a result of Crop Nutrients' strategic decision to phase out third-party sales of phosphate rock. This action is being taken to maximize relative values of rock and concentrated phosphates by utilizing high-quality reserves for internal upgrading.

Gross margins declined $112.7 million to $298.7 million from $411.4 million, excluding special one-time charges of $6.9 million, one year ago primarily due to the lower volumes and prices discussed above. In addition, gross margins reflect the benefit of a change to market-based acid pricing to Feed Ingredients.

1996 Compared to 1995
Crop Nutrients' net sales for 1996 of $1,661.3 million decreased three percent as compared to $1,711.6 million for 1995. Lower phosphate rock volumes in 1996, primarily due to the Company's strategic decision to phase out export sales and the termination of a domestic sales contract, unfavorably impacted net sales by $54.5 million compared to 1995. Higher average concentrated phosphate prices in 1996, compared to 1995, partially offset the lower phosphate rock volumes. Concentrated phosphate net sales increased, mainly as a result of strong sales to India, Australia, Japan, Brazil,

Chile and Ecuador.  In addition, in December 1996, Crop
Nutrients, through PhosChem, successfully negotiated a first-ever, two-year concentrated phosphate sales contract with China for calendar years 1997 and 1998.

Gross margins increased $15.9 million, or four percent, to $411.4 million for 1996, before special one-time charges of $6.9 million, as compared to $395.5 million in 1995. This increase was primarily due to higher sales realizations for concentrated phosphates discussed above. The higher margins on concentrated phosphate net sales in 1996, as compared to 1995, more than offset the margins lost to lower phosphate rock sales. The favorable impact of price improvements, however, was partially offset by higher phosphate rock production costs, due in large part to higher electricity, maintenance and fuel costs.

IMC Kalium
----------

(In millions)
                       Years ended December 31,   % Increase (Decrease)
                     --------------------------------------------------
				     1997      1996       1995      1997      1996
                       ----      ----       ----      ----      ----
Net sales           $  617.4   $  464.8    $ 489.3      33%      (5%)
Gross margins       $  237.7   $  159.8(c) $ 204.2      49%     (22%)
As a percentage
 of net sales            39%        34%        42%
Sales volumes
 (000 tons)(a)         8,941      7,290      7,712      23%      (5%)
Average DAP price
 per short ton(b)   $     70   $     64    $    64       9%       -

(a)  Sales volumes include tons sold captively.
(b)  FOB plant/mine.
(c) Before special one-time merger and restructuring charges of $7.9 million.

1997 Compared to 1996
IMC Kalium's net sales increased 33 percent to $617.4 million in 1997 from $464.8 million in 1996 as a result of increased volumes and prices. Domestic volumes increased 22 percent or $67.4 million primarily due to additional corn acreage planted in 1997, favorable weather conditions and anticipated corn price increases. Internationally, increased volumes favorably impacted net sales $38.2 million primarily as a result of increased demand from China. Average sales realizations increased nine percent or $41.6 million as a result of price increases effective in March, September and November 1997. In addition, the inclusion of salt sales in 1997 contributed $5.4 million.

Gross margins of $237.7 million increased 49 percent over the prior year of $159.8 million, excluding 1996 special one-time charges of $7.9 million, primarily as a result of the volume and price increases discussed above.

1996 Compared to 1995
IMC Kalium's net sales of $464.8 million in 1996 decreased five percent from $489.3 million in 1995. The decline in net sales was primarily due to lower potash sales volumes. A decline in domestic sales volumes unfavorably impacted net sales $11.2 million as a result of unusually wet spring weather in the midwestern United States. This, in turn, led to price reductions as producers attempted to lower inventory levels, further reducing net sales $8.2 million. Export volumes also declined due to reduced sales to China, the largest potash export customer, negatively impacting net sales by $16.6 million. These decreases were partially offset by the impact of higher potash export sales prices, which improved net sales by $11.5 million.

Gross margins, before special one-time charges of $7.9 million, decreased $44.4 million, or 22 percent, to $159.8 million for 1996 as compared to $204.2 million in 1995. This decrease was primarily the result of the lower sales volumes and lower domestic sales prices, offset by higher export prices, discussed above.

Other
-----

1997 Compared to 1996
The remaining sales were comprised of the Feed Ingredients and IMC Vigoro businesses and remained relatively unchanged.

The remaining decrease in gross margins was primarily due to increased costs at Feed Ingredients as a result of a change in the price of acid purchased from Crop Nutrients coupled with inventory write-offs at IMC Vigoro.

1996 Compared to 1995
The remaining increase in net sales was primarily the result of the inclusion in calendar 1996 of a full year of results related to the Feed Ingredients acquisition in October 1995.

The remaining gross margins were comprised of the Feed
Ingredients and IMC Vigoro businesses and remained relatively unchanged.

Selling, General and Administrative Expenses
--------------------------------------------

(In millions)
                      Years ended December 31,   % Increase (Decrease)
                     -------------------------------------------------
				     1997      1996        1995      1997      1996
                       ----      ----        ----      ----      ----
Selling, general and
 administrative
 expenses           $  131.8  $  132.4(a) $  118.3      -         12%

(a)	Before special one-time merger and restructuring charges
of $0.2 million.

1997 Compared to 1996
Selling, general and administrative expenses for 1997 remained consistent with 1996.

1996 Compared to 1995
Selling, general and administrative expenses increased in 1996 primarily due to higher expenses associated with the inclusion of a full year of operations of Feed Ingredients, which was acquired in October 1995.

Merger and Restructuring Charges
--------------------------------

See Note 3, "Vigoro Merger and Restructuring Charges," of
Notes to Consolidated Financial Statements for further detail.

Other  (Income) and Expense, Net
--------------------------------

(In millions)

                      Years ended December 31,   % Increase (Decrease)
                     -------------------------------------------------
                       1997      1996       1995      1997      1996
                       ----      ----       ----      ----      ----
Other (income) and
 expense, net       $  (5.4)  $  (5.9)   $ (14.7)     (8%)      (60%)


Without giving effect to the 1996 non-recurring items discussed below, other income and expense in 1997 decreased as compared to 1996 due to a loss on the sale of a warehouse and a slight decline in interest income as a result of reduced short-term investments.

Results for 1996 included gains on the sale of properties of $11.6 million offset by merger and restructuring charges of $16.6 million. See Note 3, "Vigoro Merger and Restructuring Charges," of Notes to Consolidated Financial Statements for further detail. Without these non-recurring items, other income would have been $10.9 million in 1996. The remaining decrease as compared to 1995 was primarily due to a decrease in interest income as a result of a reduction in short-term investments.

         Interest Expense
----------------

                     Years ended December 31,   % Increase (Decrease)
                     -------------------------------------------------
			           1997      1996       1995      1997      1996
                       ----      ----       ----      ----      ----
Interest expense     $  40.2   $  43.6    $  57.8     (8%)      (25%)


The decrease in interest expense over the prior two years was a direct result of the Company refinancing high-cost debt with lower-cost revolver financings. For additional detail, see "Capital Resources and Liquidity - Financing" and Note 13, "Financing Arrangements," of Notes to Consolidated Financial Statements.

Income Taxes
------------

The effective tax rate from continuing operations for 1997, 1996 and 1995, before special one-time charges, was 35.9,
36.9 and 36.6 percent, respectively.

Year 2000
---------

As the millennium approaches, the Company has begun to address the Year 2000 issue and the effect it will have on its information systems and overall operations. The Company has completed an assessment of its information systems and is in the process of developing a Year 2000 conversion plan to address all necessary code changes, testing and implementation. The information systems conversion project is planned to be completed by the middle of 1999 at an estimated total cost of approximately $1.8 million. A significant portion of these costs is not likely to be incremental to the Company but, rather, will represent the redeployment of existing information technology resources.

In addition, the Company is starting the process of assessing the effect the Year 2000 will have on its operations. An assessment will be made and conversion plan developed, requiring all modifications implemented and operational by year-end 1999. The cost of this project is yet undetermined but is not expected to be material to the Company.

The Company expects these Year 2000 conversion projects to be completed on a timely basis. However, there can be no assurance that the systems of the companies on which the Company's systems rely also will be converted or that any such failure to convert by another company would not have an adverse effect on the Company's systems. In 1998, the Company will be initiating formal communications with all of its significant suppliers and large customers to determine the extent to which the Company is vulnerable to those third parties' failures to remediate their own Year 2000 issues.

CAPITAL RESOURCES AND LIQUIDITY
-------------------------------

Net Debt to Total Capitalization
--------------------------------

    1997      1996
    ----      ----
    40.4%     32.8%

EBITDA
--------------------
(in millions)
Earnings from continuing operations before minority interest charges, taxes, depreciation and authorization, and after PLP distributions

    1997      1996
    ----      ----
   $464.5    $395.0

Cash Provided by Operations
---------------------------
(in millions)
    1997      1996
    ----      ----
   $563.4    $486.7

Liquidity and Operating Cash Flow
---------------------------------

The Company's cash flow strengthened in the current year due to increased cash from operating activities and an increase in net proceeds from borrowings under available credit facilities. Cash generated from operating activities increased $76.7 million over the prior year to $563.4 million. Excluding the effects of acquisitions in 1997, cash generated from operating working capital increased primarily due to decreased inventory levels, increased royalties and higher income taxes payable. However, the Company's working capital ratio at December 31, 1997 of 1.6:1 decreased from 2.7:1 at December 31, 1996, primarily due to the assumption of accounts payable, accrued liabilities and short-term debt as a result of the Freeport-McMoRan Inc. Merger (FTX Merger).

Net cash used in investing activities increased $122.9 million over the prior year, primarily due to increased capital expenditures and acquisitions. Capital expenditures for 1997 were $244.0 million, an increase of $35.0 million over the prior year. See Capital Spending below. Acquisitions, net of cash acquired, increased to $91.4 million in 1997 compared to $7.1 million in 1996. See Note 4, "Other Business Acquisitions," of Notes to Consolidated Financial Statements for further detail.

Net cash used in financing activities decreased from $355.3 million in 1996 to $190.4 million in 1997, primarily due to net debt proceeds of $167.7 million in 1997 compared to net debt payments of $73.0 million in 1996 and decreased distributions to PLP of $119.4 million. The net debt proceeds were used to repurchase approximately 5.4 million shares of the Company's stock for $187.5 million. Debt, net of cash on hand, to total capitalization increased to 40.4 percent at December 31, 1997, compared to 32.8 percent one year ago, due in part to additional revolver borrowings coupled with the assumption of debt and issuance of equity associated with the FTX Merger of $520.0 million and $763.9 million, respectively.

In conjunction with the FTX Merger, the Company, through its interest in PLP, participates in an aggregate $210.0 million, multi-year oil and natural gas exploration program with McMoRan Oil & Gas Co. (MOXY). In accordance with the exploration program agreement, the Company, MOXY and an individual investor (Investor) will fund 56.4 percent, 37.6 percent and 6.0 percent, respectively, of the exploration costs. All revenue and other costs will be allocated 47.0 percent to PLP, 48.0 percent to MOXY and 5.0 percent to the Investor.

Capital Expenditures
--------------------
(in millions)
    1997         1996
    ----         ----
   $244.0       $209.0

Total Debt
--------------------
(in millions)
    1997         1996
    ----         ----
  $1,424.1    $  711.9

Capital Spending
----------------

The Company estimates that its capital expenditures for 1998 will approximate $300.0 million. The Company expects to finance these expenditures primarily from operations.

Financing
---------

In December 1997, the Company entered into credit facilities with a group of banks. Under the terms of the credit facilities, the Company and certain of its subsidiaries may borrow up to $350.0 million on a revolving basis (Revolving Credit Facility) expiring in December 1998 and $650.0 million under a long-term credit facility (Long-Term Credit Facility) expiring in December 2002. Commitment fees associated with these facilities are 8.5 basis points and 6.5 basis points for the Long-Term Credit Facility and Revolving Credit Facility, respectively. Simultaneously with the consummation of the FTX Merger, certain of the Company's Canadian subsidiaries entered into a credit facility with a group of banks to borrow up to $100.0 million under a revolving credit facility (Canadian Facility) that will expire in December 2002. Commitment fees associated with the Canadian Facility are 8.5 basis points. In addition, the Company has a maximum availability of approximately $70.0 million under uncommitted money market lines (Money Market Lines). At February 27, 1998, the Company and its subsidiaries had borrowed $60.0 million under the Revolving Credit Facility, $600.0 million under the Long-Term Credit Facility and $47.0 million under the Canadian Facility. Additionally, as of February 27, 1998, $37.8 million was drawn under the Long-Term Credit Facility as letters of credit principally to support industrial revenue bonds and other debt and credit risk guarantees.

Under an agreement with a financial institution, IMC-Agrico Receivables Company, L.L.C. (IMC-Agrico L.L.C.), a special-purpose limited liability company of which IMC-Agrico is the sole equity owner, may sell, on an ongoing basis, an undivided percentage interest in a designated pool of receivables, subject to limited recourse provisions related to the international receivables, in an amount not to exceed $65.0 million. The net residual interest included in the receivables shown on the Consolidated Balance Sheet is owned by IMC-Agrico L.L.C. At December 31, 1997, IMC-Agrico L.L.C. had transferred $61.5 million of such receivable interests, $32.5 million of which were classified as short-term debt in the Consolidated Balance Sheet. Costs, primarily from discount fees and other administrative costs, totaled $3.3 million, $3.6 million and $3.7 million in 1997, 1996 and 1995, respectively.

In 1997, the Company continued with its strategy to reduce high-cost debt and, consequently, purchased a total of $133.7 million principal amount of its senior notes bearing interest at rates ranging between 9.25 percent and 10.75 percent (Senior Notes). As a result, the Company recorded an extraordinary charge, net of taxes, of $19.9 million primarily for the redemption premium incurred and write-off of previously deferred finance charges.

In connection with the FTX Merger, the Company assumed $456.0 million of debt related to PLP, consisting of $156.0 million of revolving debt, $150.0 million of 7.0 percent senior debentures due 2008 and $150.0 million of 8.75 percent senior subordinated notes (Senior Subordinated Notes) due 2004, and $64.0 million of FTX revolving debt. Immediately following the FTX Merger, the Company utilized proceeds obtained from its revolving credit facilities to extinguish the PLP and FTX revolving credit facilities and substantially all of the Senior Subordinated Notes. As a result, the Company recorded an extraordinary charge of $5.0 million, net of minority interest and taxes, primarily for the redemption premium incurred and write-off of previously deferred finance charges. In addition, the Company now guarantees debt related to FM Properties Inc. totaling $39.1 million at December 31,1997.

In May and December 1997, the Company filed registration statements on Form S-3 to increase the amount of debt and equity securities available for issuance from $140.0 million to $500.0 million. In July 1997, the Company issued $150.0 million of 6.875 percent senior debentures due 2007, the proceeds of which were used to purchase portions of the Senior Notes. In January 1998, the Company issued $150.0 million of 7.30 percent debentures due January 2028 and $150.0 million of 6.55 percent senior notes due 2005. The proceeds of these issuances were used to refinance higher cost indebtedness. In addition, in January 1998, the Company prepaid $120.0 million of unsecured term loans.

MARKET RISK

The Company is exposed to the impact of interest rate changes, fluctuations in the Canadian currency, and the impact of fluctuations in the purchase price of natural gas consumed in operations, as well as changes in the market value of its financial instruments. The Company periodically enters into derivatives in order to minimize these risks, but not for trading purposes.

For the Company's Canadian subsidiaries, the functional currency is the Canadian dollar. The cumulative translation effects for the Canadian subsidiaries is included in the cumulative translation adjustment in stockholders' equity. The Company uses foreign currency forward exchange contracts, which typically expire within one year, to hedge transaction exposure related to United States dollar-denominated assets and liabilities. Realized gains and losses on these contracts are recognized in the same period as the hedged transaction. The Company had foreign exchange forward contracts on hand at December 31, 1997 of $183.8 million.

The Company prepared sensitivity analyses of its derivatives and other financial instruments assuming the following: (i) a one percentage point adverse change in interest rates; (ii) a five percent adverse change in the Canadian currency; and
(iii) a ten percent adverse change in the purchase cost of natural gas, all from their levels at December 31, 1997. Holding all other variables constant, the hypothetical adverse changes would not materially affect the Company's financial position. These analyses did not consider the effects of the reduced level of economic activity that could exist in such an environment and certain other factors.

Further, in the event of a change of such magnitude, management would likely take actions to further mitigate its exposure to possible changes. However, due to the uncertainty of the specific actions that would be taken and their possible effects, the sensitivity analyses assume no changes in the Company's financial structure.

CONTINGENCIES

Reference is made to Note 21, "Contingencies," of Notes to Consolidated Financial Statements.

              QUARTERLY RESULTS (UNAUDITED)
         (In millions except per share amounts)
                                                Quarter(1)
                        -----------------------------------------------
                          First    Second     Third     Fourth    Year
-----------------------------------------------------------------------
1997
Net sales              $  524.9  $  558.4  $  499.8  $  532.9  $2,116.0
Gross margins             149.3     155.6     135.0     135.0     574.9
Earnings (loss) from
 continuing operations
 before income taxes       69.3      76.0      59.6    (104.7)    100.2
Earnings (loss) from
 discontinued operations   (4.4)     36.5     (10.2)     (3.9)     18.0

Earnings (loss) before
 extraordinary item        39.1      88.3      26.7     (66.3)     87.8
Net earnings (loss)        39.1      85.0      26.7     (87.9)     62.9

Basic earnings (loss)
 per share (2):
   Earnings (loss)
    from continuing
    operations before
    extraordinary item $   0.46  $   0.55  $   0.40  $  (0.67)  $  0.74
   Earnings (loss) from
    from discontinued
    operations            (0.05)     0.39     (0.11)    (0.04)     0.19
   Extraordinary charge -
    debt retirement        -        (0.03)     -        (0.23)    (0.26)
                       --------  --------  --------  --------   -------
Earnings (loss) per
 share                 $   0.41  $   0.91  $   0.29  $  (0.94)  $  0.67
                       ========  ========  ========  ========   =======

Diluted earnings (loss)
 per share (2):
   Earnings (loss)
    from continuing
    operations before
    extraordinary item $   0.46  $   0.55  $   0.39  $  (0.66)  $  0.74
   Earnings (loss) from
    discontinued
    operations            (0.05)     0.38     (0.11)    (0.04)     0.19
   Extraordinary charge -
    debt retirement        -        (0.03)     -        (0.23)    (0.26)
                       --------  --------  --------  --------  --------
 Earnings (loss) per
  share                $   0.41  $   0.90  $  0.28   $  (0.93) $   0.67
                       ========  ========  =======   ========  ========


-----------------------------------------------------------------------

1996
Net sales              $  568.8  $  536.5  $  497.7  $  540.3  $2,143.3
Gross margins             166.2     132.3     135.8     162.0     596.3
Earnings from continuing
 operations before
 income taxes              20.0      47.4      54.4      81.2     203.0
Earnings (loss) from
 discontinued operations  (10.7)     33.0      (5.8)     (3.0)     13.5
Earnings (loss) before
 extraordinary item        (8.3)     66.4      28.6      48.5     135.2
Net earnings (loss)        (8.3)     66.4      21.1      47.9     127.1

Basic earnings (loss)
 per share (2):
   Earnings from continuing
    operations before
    extraordinary item  $  0.03  $   0.36  $   0.37  $   0.54  $   1.31
   Earnings (loss)
    from discontinued
    operations            (0.12)     0.36     (0.06)    (0.03)     0.15
   Extraordinary charge -
    debt retirement        -         -        (0.08)    (0.01)    (0.09)
                       --------   --------  --------  --------  -------
Earnings (loss) per
 share                 $  (0.09)  $   0.72  $   0.23  $   0.50  $  1.37
                       ========   ========  ========  ========  =======

Diluted earnings (loss)
 per share (2):
   Earnings from continuing
    operations before
    extraordinary item $   0.02   $   0.35  $   0.35  $   0.53  $  1.25
   Earnings (loss)
    from discontinued
    operations            (0.11)      0.34     (0.06)    (0.03)    0.14
   Extraordinary charge -
    debt retirement        -          -        (0.08)    (0.01)   (0.08)
                       --------   --------  --------  --------  -------
Earnings (loss) per
 share                 $  (0.09)  $   0.69  $   0.21  $   0.49  $  1.31
                       ========   ========  ========  ========  =======

(1)	All quarterly amounts have been restated to reflect IMC
AgriBusiness as discontinued operations.

(2)	Due to weighted average share differences, when stated
on a quarter and year-to-date basis, the earnings per
share for the years ended December 31, 1997 and 1996 do
not equal the sum of the respective earnings per share
for the four quarters then ended.

1997
Third and fourth quarter operating results reflected the acquisition of Western Ag-Minerals Company in September 1997.

Fourth quarter operating results included an after-tax charge of $112.2 million, or $1.19 per share, from charges related to the write-down of the Company's 25 percent ownership in the Main Pass sulphur, oil and gas joint venture in connection with the FTX Merger.

1996
First quarter operating results included an after-tax charge of $69.6 million, or $0.72 per share, from charges related to the Vigoro Merger, as well as costs associated with, among other things, a corporate restructuring, other asset valuations and environmental issues.

The first quarter results reflected above also give effect to the Vigoro Merger discussed in Note 3, "Vigoro Merger and
Restructuring Charges," of Notes to Consolidated Financial
Statements.

                     FIVE YEAR COMPARISON
           (In millions except per share amounts)
                                    Years ended December  31,
                     --------------------------------------------------
                        1997(1)(3)  1996(2)(3)  1995(2)(3)  1994(2)(4)  1993(2)(5)(6)
-----------------------------------------------------------------------
Statement of Operations Data(7):

Net sales            $2,116.0  $2,143.3  $2,132.7  $1,675.2  $  995.7
Main Pass write-down    183.7       -         -         -         -
Sterlington litigation
 settlement, net          -         -         -         -       169.1
Earnings (loss) from
 continuing operations
 before income taxes    100.2     203.0     307.9     180.9    (232.9)
Provision (credit) for
 income taxes            30.4      81.3     112.7      81.1     (88.1)
                     --------  --------  --------  --------  --------
Earnings (loss) from
 continuing operations
 before extraordinary
 item and cumulative
 effect of accounting
 change                  69.8     121.7     195.2      99.8    (144.8)
Earnings from discontinued
 operations              18.0      13.5      23.8      24.4      18.9
Extraordinary charge -
 debt retirement        (24.9)     (8.1)     (3.5)     (4.4)    (25.2)

Cumulative effect of
 accounting change        -         -         -        (5.9)      -
                     --------  --------  --------  --------  --------
Net earnings (loss)  $   62.9  $  127.1  $  215.5  $  113.9  $ (151.1)
                     ========  ========  ========  ========  ========

Basic earnings (loss) per share:

Earnings (loss) from
 continuing operations
 before extraordinary
 item and cumulative
 effect of accounting
 change              $   0.74  $   1.31  $   2.15  $   1.17  $  (1.86)
Earnings from discontinued
 operations              0.19      0.15      0.26      0.29      0.24
Extraordinary charge -
 debt retirement        (0.26)    (0.09)    (0.04)    (0.05)    (0.33)
Cumulative effect of
 accounting change       -         -         -        (0.07)     -
                     --------  --------  --------  --------  --------
Net earnings (loss)  $   0.67  $   1.37  $   2.37  $   1.34  $ (1.95)
                     ========  ========  ========  ========  ========

Diluted earnings (loss) per share:

Earnings (loss) from
 from continuing
 operations before
 extraordinary item and
 cumulative effect of
 accounting change   $   0.74  $   1.25  $   2.09  $   1.17  $  (1.73)
Earnings from discontinued
 operations              0.19      0.14      0.25      0.28      0.23
Extraordinary charge -
debt retirement         (0.26)    (0.08)    (0.04)    (0.05)    (0.31)
Cumulative effect of
 accounting change       -         -         -        (0.07)     -
                     --------  --------  --------  --------  --------
Net earnings (loss)  $   0.67  $   1.31  $   2.30  $   1.33  $  (1.81)
                     ========  ========  ========  ========  ========

Balance Sheet Data (at end of period):

Total assets         $4,673.9  $3,485.2  $3,521.8  $3,275.1  $3,280.9
Working capital         389.1     582.6     507.6     355.2     427.7
Working capital ratio   1.6:1     2.7:1     2.0:1     1.9:1     2.2:1
Long-term debt, less
 current maturities   1,235.2     656.8     741.7     699.1     950.0
Total debt, net of cash
 on hand              1,314.4     648.6     753.9     708.7     975.6
Stockholders' equity  1,935.7   1,326.2   1,090.4     883.3     653.1

Total capitalization  3,250.1   1,974.8   1,844.3   1,592.0   1,628.7
Net debt/total
 capitalization         40.4%     32.8%     40.9%     44.5%     59.9%

Other Financial Data:

Cash provided by operating
 activities          $  563.4  $  486.7  $  513.8  $  403.2  $   18.6
Capital expenditures    244.0     209.0     146.0      97.7      74.1
Cash dividends paid      29.7      34.5      33.2      14.7      19.7
Dividends declared per
 share                   0.32      0.32      0.31      0.19      0.21
Book value per share    16.98     13.80     11.25      9.20      7.94

(1)	Earnings before income taxes included a charge of $183.7
million, $112.2 million after tax benefits, or $1.19 per
share, resulting from the write-down of the historical
carrying value of the Company's 25 percent interest in
Main Pass.

(2)	Restated to reflect the Vigoro Merger which was
accounted for as a pooling of interests.

(3)	See Notes to Consolidated Financial Statements for a
description of acquisitions and non-recurring items.

(4)	Net earnings reflected the cumulative effect of adopting
Statement of Financial Accounting Standards (SFAS) No.
112, "Employers' Accounting for Postemployment
Benefits."

(5)	Loss from continuing operations before income taxes
included a charge of $169.1 million, net of insurance
recoveries and legal fees, $109.1 million after tax
benefits, or $1.34 per share, resulting from the
settlement of a lawsuit for damages arising out of an
explosion at a nitroparaffins plant in Sterlington,
Louisiana.

(6) Operating results reflect the consolidation of the joint venture partnership formed on July 1, 1993 with PLP.

(7) Restated to reflect IMC AgriBusiness as discontinued operations.


QUARTERLY RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

FINANCIAL STATEMENTS

The accompanying interim condensed consolidated financial statements of IMC Global Inc. (Company) do not include all disclosures normally provided in annual financial statements. These financial statements, which should be read in conjunction with the consolidated financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, are unaudited but include all adjustments which the Company's management considers necessary for a fair presentation. These adjustments consist of normal recurring accruals except as discussed in the following Notes to Condensed Consolidated Financial Statements. Certain 1997 amounts have been reclassified to conform to the 1998 presentation. Interim results are not necessarily indicative of the results expected for the full year.

              CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                 (In millions except per share amounts)
                                                 Three Months Ended
                                                      March 31,
                                                   1998      1997
-----------------------------------------------------------------------
Net sales                                         $536.5    $524.9
Cost of goods sold                                 382.6     375.6
                                                  ------    ------
    Gross margins                                  153.9     149.3

Selling, general and administrative expenses        37.4      36.1
Exploration expenses                                 9.5       -
                                                  ------    ------
    Operating earnings                             107.0     113.2

Interest expense                                    21.2       9.6
Other (income) and expense, net                     (3.9)     (1.0)
                                                  ------    ------
Earnings from continuing operations before
 minority interest                                  89.7     104.6
Minority interest                                    5.4      35.3
                                                  ------    ------
Earnings from continuing operations before taxes    84.3      69.3
Provision for income taxes                          29.6      25.8
                                                  ------    ------
Earnings from continuing operations
 before extraordinary item                          54.7      43.5
Loss from discontinued operations                   (6.7)     (4.4)
                                                  ------    ------
Earnings before extraordinary item                  48.0      39.1
Extraordinary charge - debt retirement              (2.7)      -
                                                  ------    ------
    Net earnings                                  $ 45.3    $ 39.1
                                                  ======    ======
Basic earnings per share:
  Earnings from continuing operations
   before extraordinary item                      $ 0.48    $ 0.46
  Loss from discontinued operations                (0.06)    (0.05)
  Extraordinary charge - debt retirement           (0.02)     -
                                                  ------    ------
    Net earnings per share                        $ 0.40    $ 0.41
                                                  ======    ======
Basic weighted average number of
 shares outstanding                                114.0      95.3


Diluted earnings per share:
  Earnings from continuing operations
   before extraordinary item                      $ 0.48    $ 0.46
  Loss from discontinued operations                (0.06)    (0.05)
  Extraordinary charge - debt retirement           (0.02)     -
                                                  ------    ------
    Net earnings per share                        $ 0.40    $ 0.41
                                                  ======    ======

Diluted weighted average number of shares
 outstanding                                       114.8      96.3


       (See Notes to Condensed Consolidated Financial Statements)

                   CONDENSED CONSOLIDATED BALANCE SHEET
              (Dollars in millions except per share amounts)
                                                March 31,  December 31,
Assets                                            1998         1997
----------------------------------------------------------------------
Current assets:
  Cash and cash equivalents                    $  123.8     $  109.7
  Receivables, net                                298.0        288.1
  Inventories                                     679.5        592.8
  Deferred income taxes                            54.3         54.2
  Other current assets                             17.6         17.4
                                               --------     --------
    Total current assets                        1,173.2      1,062.2
Property, plant and equipment, net              2,544.5      2,506.0
Other assets                                    1,126.0      1,105.7
                                               --------     --------
Total assets                                   $4,843.7     $4,673.9
                                               ========     ========

Liabilities and Stockholders' Equity
----------------------------------------------------------------------
Current liabilities:
  Accounts payable                             $  319.9     $  253.3
  Accrued liabilities                             200.5        230.9
  Short-term debt and current maturities of
   long-term debt                                 106.9        188.9
                                               --------     --------
    Total current liabilities                     627.3        673.1
Long-term debt, less current maturities         1,393.2      1,235.2
Deferred income taxes                             396.9        389.7
Other noncurrent liabilities                      447.6        440.2
Stockholders' equity:
  Common stock, $1 par value authorized
   300,000,000 shares issued 125,017,239 shares
   and 124,668,286 shares at March 31 and
   December 31, respectively                      125.0        124.6
  Capital in excess of par value                1,696.2      1,690.3
  Retained earnings                               482.1        446.2
  Accumulated other comprehensive income          (28.4)       (30.8)
  Treasury stock, at cost, 10,738,520 shares and
   10,691,520 shares at March 31 and December 31,
   respectively                                  (296.2)      (294.6)
                                               --------     --------
    Total stockholders' equity                  1,978.7      1,935.7
                                               --------     --------
Total liabilities and stockholders' equity     $4,843.7     $4,673.9
                                               ========     ========


       (See Notes to Condensed Consolidated Financial Statements)

              CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                               (In millions)
                                                  Three months ended
                                                       March 31,
                                                    1998       1997
-----------------------------------------------------------------------
Cash Flows from Operating Activities
------------------------------------
Net earnings                                      $  45.3    $  39.1
Adjustments to reconcile net earnings to net
 cash provided by operating activities:
  Depreciation, depletion and amortization           48.2       43.3
  Minority interest                                   5.4       35.3
  Deferred income taxes                               6.3        6.3
  Other charges and credits, net                    (14.7)     (15.5)
  Changes in:
    Receivables                                     (13.3)     (30.9)
    Inventories                                     (86.7)    (107.9)
    Other current assets                             (0.2)       4.0
    Accounts payable                                 66.5      145.1
    Accrued liabilities                             (17.4)       9.0
                                                  -------    -------
  Net cash provided by operating activities          39.4      127.8
                                                  -------    -------

Cash Flows from Investing Activities
------------------------------------
Capital expenditures                                (88.7)     (39.0)
Acquisitions of businesses, net of cash acquired     (1.0)     (11.4)
Proceeds from sales of property, plant and
 equipment                                            2.3        0.7
                                                  -------    -------
  Net cash used in investing activities             (87.4)     (49.7)
                                                  -------    -------
  Net cash provided (used) before financing
   activities                                       (48.0)      78.1
                                                  -------    -------

Cash Flows from Financing Activities
------------------------------------
Joint venture cash distributions to Phosphate
 Resource Partners Limited Partnership, net         (13.1)     (47.0)
Payments of long-term debt                         (728.3)    (128.2)
Proceeds from issuance of long-term debt, net       886.3      235.3
Changes in short-term debt, net                     (82.0)     (50.0)
Increase (decrease) in securitization of
 accounts receivable, net                             3.5      (12.5)
Stock options exercised                               7.9        1.4
Cash dividends paid                                  (9.1)      (7.5)
Purchase of treasury stock                           (3.1)     (79.8)
                                                  -------    -------

Net cash provided by (used in) financing
 activities                                          62.1     (88.3)
                                                  -------    -------
Net change in cash and cash equivalents              14.1     (10.2)
Cash and cash equivalents - beginning of period     109.7      63.3
                                                  -------   -------
Cash and cash equivalents - end of period         $ 123.8   $  53.1
                                                  =======   =======


      (See Notes to Condensed Consolidated Financial Statements)

   CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                 (In millions except per share amounts)
                                               Three months ended
                                                    March 31,
                                                1998        1997
-----------------------------------------------------------------------
Common stock:
  Balance at December 31                      $  124.6    $  101.6
  Restricted stock awards                         (0.1)        -
  Stock options exercised and other                0.5         0.1
                                              --------    --------
    Balance at March 31                          125.0       101.7

Capital in excess of par value:
  Balance at December 31                       1,690.3       936.1
  Restricted stock awards                          0.3         -
  Stock options exercised and other                5.6         1.3
                                              --------    --------
    Balance at March 31                        1,696.2       937.4

Retained earnings:
  Balance at December 31                         446.2       413.0
  Net earnings                                    45.3        39.1
  Dividends ($.08 per share in 1998 and 1997)     (9.1)       (7.5)
  Other                                           (0.3)        -
                                              --------    --------
    Balance at March 31                          482.1       444.6

Accumulated other comprehensive income:
  Balance at December 31                         (30.8)      (17.2)
  Foreign currency translation adjustment          2.4        (5.0)
                                              --------    --------
    Balance at March 31                          (28.4)      (22.2)

Treasury stock:
  Balance at December 31                        (294.6)     (107.3)
  Restricted stock awards and other                1.5         -
  Purchase of treasury stock                      (3.1)      (79.8)
                                              --------    --------
    Balance at March 31                         (296.2)     (187.1)
                                              --------    --------
Total stockholders' equity at March 31        $1,978.7    $1,274.4
                                              ========    ========





      (See Notes to Condensed Consolidated Financial Statements)

          NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
             (Dollars in millions except per share amounts)

1.   Extraordinary Charge - Debt Retirement
     --------------------------------------

In January 1998, the Company prepaid $120.0 million of unsecured term loans which bore interest at rates ranging between 7.12 percent and 7.18 percent and which were to mature at various dates between 2000 and 2005. In connection with the prepayment of such unsecured term loans, the Company recorded an extraordinary charge, net of taxes, of $2.7 million for redemption premium incurred. This prepayment was financed by net debt proceeds from the issuance in January 1998 of $150.0 million 6.55 percent senior notes due 2005 and $150.0 million 7.30 percent debentures due 2028.

2.   Earnings Per Share
     ------------------

In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 128, "Earnings Per Share," which is required to be adopted for financial statements for periods ending after December 15, 1997. As a result, the basic and diluted earnings per share amounts reported for 1998 have been calculated in accordance with SFAS No.
128. Similarly, all earnings per share amounts reported for prior periods have been restated to comply with this statement.

The following table sets forth the computation of basic and diluted earnings per share:

                                                   1998     1997
                                                   ----     ----
Basic earnings per share computation:
  Earnings available from continuing operations
   before extraordinary item                       $54.7    $43.5
  Loss from discontinued operations                 (6.7)    (4.4)
  Extraordinary charge - debt retirement            (2.7)     -
                                                   -----    -----
  Earnings available to common stockholders        $45.3    $39.1
                                                   =====    =====

Basic weighted average common shares outstanding   114.0     95.3

  Earnings per share from continuing operations
   before extraordinary item                       $0.48    $0.46
  Loss from discontinued operations                (0.06)   (0.05)
  Extraordinary charge - debt retirement           (0.02)    -
                                                   -----    -----
  Basic earnings per share                         $0.40    $0.41
                                                   =====    =====


Diluted earnings per share computation:
  Earnings available from continuing operations
   before extraordinary item                       $54.7    $43.5
  Loss from discontinued operations                 (6.7)    (4.4)
  Extraordinary charge - debt retirement            (2.7)     -
                                                   -----    -----
  Earnings available to common stockholders        $45.3    $39.1
                                                   =====    =====
Basic weighted average common shares
 outstanding                                       114.0     95.3
  Unexercised stock options                          0.8      1.0
                                                   -----    -----
Diluted weighted average common shares
 outstanding                                       114.8     96.3
                                                   =====    =====
  Earnings per share from continuing operations
   before extraordinary item                       $0.48    $0.46
  Loss from discontinued operations                (0.06)   (0.05)
  Extraordinary charge - debt retirement           (0.02)    -
                                                   -----    -----
Diluted earnings per share                         $0.40    $0.41
                                                   =====    =====

Options to purchase approximately 2.3 million and 1.2 million shares of common stock were outstanding during the March 1998 and 1997 quarters, respectively, but were not included in the computation of diluted earnings per share because the exercise price was greater than the average market price of the common shares and, therefore, the effect would be antidilutive.

Additionally, warrants to purchase approximately 8.4 million shares of common stock were outstanding during the March 1998 quarter but were not included in the computation of diluted earnings per share for the same reason as the options noted above.

3.   Operating Segments
     ------------------

In June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued effective for fiscal years beginning after December 15, 1997. The statement allows, and the Company chose, the early adoption of this statement for the year ended December 31, 1997 and all subsequent reporting periods.

The Company's reportable segments and related accounting policies are consistent with those as disclosed in the Company's Annual
Report on Form 10-K for the year ended December 31, 1997.

Segment information for the years 1998 and 1997 was as follows(a):

                            Three months ended March 31, 1998
                        -----------------------------------------
                          IMC-Agrico     IMC
                        Crop Nutrients  Kalium   Other(b)   Total
                        --------------  ------   --------   -----
Net sales from
external customers         $316.2      $150.2    $  70.1   $536.5
Intersegment net sales       48.3        25.4        3.0     76.7
Gross margins                71.3        76.6        6.0    153.9
Operating earnings           61.1        69.9      (24.0)   107.0

                            Three months ended March 31, 1997
                       ------------------------------------------
                         IMC-Agrico     IMC
                       Crop Nutrients  Kalium    Other(b)   Total
                       --------------  ------    --------   -----
Net sales from
 external customers        $312.1      $125.3    $  87.5   $524.9

Intersegment net sales       43.6        23.0       13.4     80.0
Gross margins                79.9        55.4       14.0    149.3
Operating earnings           69.3        50.3       (6.4)   113.2

(a)	Results of operations from IMC AgriBusiness were not included in these tables due to its reclassification to discontinued
operations.

(b)	Segment information below the quantitative thresholds is
attributable to two business units (IMC-Agrico Feed
Ingredients and IMC Vigoro) and corporate headquarters.  The
Company produces and markets animal feed ingredients through
IMC-Agrico Feed Ingredients.  IMC Vigoro manufactures and
distributes consumer lawn and garden products; produces and
markets professional products for turf, nursery and
horticulture markets; and produces and distributes
potassium-based ice melter products.  Corporate headquarters includes the elimination of inter-business unit transactions and oil and gas activities through its interest in Phosphate
Resource Partners Limited Partnership (PLP).

4.   Comprehensive Income
     --------------------

In June 1997, the FASB issued SFAS No. 130, "Reporting
Comprehensive Income," which is required to be adopted for fiscal years beginning after December 15, 1997. Under SFAS No. 130, interim financial statements are required to report total comprehensive income for the period, which is as follows:

                                            Three months ended
                                                 March 31,
                                              1998      1997
-----------------------------------------------------------------
Comprehensive income:
Net earnings                                 $45.3     $39.1
Foreign currency translation adjustment        2.4      (5.0)
                                             -----     -----
Total comprehensive income for the period    $47.7     $34.1
                                             =====     =====

5.   Subsequent Events
     -----------------

Harris Acquisition
In April 1998, the Company completed its previously announced acquisition of privately held Harris Chemical Group, Inc. and its Australian affiliate, Penrice Soda Products Pty. Ltd., (collectively, HCG), for $1.4 billion (HCG Acquisition). Under the terms of the HCG Acquisition, the Company purchased all HCG equity for $450.0 million in cash and assumed approximately $950.0 million of debt. HCG, with annual sales of approximately $785.0 million, is a leading producer of salt, soda ash, boron chemicals and other inorganic chemicals, including potash crop nutrients.

IMC Vigoro
In April 1998, the Company entered into a definitive agreement for the sale of the Company's consumer lawn and garden and professional products businesses to privately held Pursell Industries, Inc. The consumer lawn and garden and professional products businesses, together with a consumer and commercial ice melter unit, comprise the IMC Vigoro business unit. The Company will retain the ice melter business. The sale, which has received the required regulatory approval, is expected to be finalized by the end of the second quarter. In connection with the transaction, the Company will record a one-time, pre-tax restructuring charge of approximately $14.0 million, $9.0 million after tax benefits or $0.08 per share, in the second quarter.

6.	Discontinued Operations
     -----------------------

In December 1998, the Company's Board of Directors adopted a formal plan to sell its IMC AgriBusiness retail and wholesale distribution operations. The Company anticipates the sale to be completed in the first quarter of 1999. The estimated loss on disposal, net of income tax benefits, is $60.0 million and will be recorded in the fourth quarter of 1998. The condensed consolidated statement of earnings of the Company has been restated to report separately the operating results of IMC AgriBusiness as discontinued operations. Interest expense has been allocated to discontinued operations based on the portion of the Company's short-term borrowing program that is specifically attributable to IMC AgriBusiness and amounted to $2.9 million and $3.1 million for the three months ended March 31 1998 and 1997, respectively.

A benefit for income taxes associated with the discontinued operations of IMC AgriBusiness was $3.6 million and $3.3 million for the three months ended March 31 1998 and 1997, respectively. For the three months ended March 31, 1998 and 1997, IMC AgriBusiness' revenues were $140.3 million and $139.9 million, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.(1)

Results of Operations
---------------------

Three months ended March 31, 1998 vs. three months ended  March 31, 1997
---------------------------------------------------------------

Overview
Net sales for the first quarter ended March 31, 1998 were $536.5 million and gross margins were $153.9 million. Net earnings from continuing operations, before an extraordinary charge, were $54.7 million, or $0.48 per share. A loss from discontinued operations of $6.7 million or $0.06 per share, and an extraordinary charge of $2.7 million, or $0.02 per share, related to the early extinguishment of debt, reduced net earnings to $45.3 million, or $0.40 per share. These results compare to net sales for the first quarter ended March 31, 1997 of $524.9 million, gross margins of $149.3 million, net earnings from continuing operations of $43.5 million, or $0.46 per share, a loss from discontinued operations of $4.4 million, or $0.05 per share, and net earnings of $39.1 million, or $0.41 per share.

Net sales increased two percent from the prior year first quarter while gross margins increased three percent from one year ago. The sales improvement was largely attributable to continued strong demand for potash by both domestic and export customers as well as a 13 percent increase in average potash prices. Potash sales rose 18 percent compared to the year-earlier quarter and volumes increased two percent. Sales of concentrated phosphates by IMC-Agrico Crop Nutrients also increased as strong domestic demand resulted in a net sales improvement of two percent over the year-earlier quarter. Largely offsetting increased potash and phosphate revenues were lower net sales at IMC-Agrico Feed Ingredients and IMC Vigoro.

The operating results of the Company's significant business units are discussed in more detail below.

IMC-Agrico Crop Nutrients
IMC-Agrico Crop Nutrients' net sales for the first quarter increased two percent to $364.5 million compared to $355.7 million last year due to higher sales volumes, which were partially offset by lower sales realizations as compared to the same period one year ago. Overall volumes of concentrated phosphates, primarily diammonium phosphate
(DAP) and granular monoammonium phosphate, increased by $28.6 million from the prior year. The higher volumes resulted from strong winter fill movements, an early start to the spring season and favorable logistic conditions related to product movement. Lower average prices of concentrated phosphates, driven by reduced international DAP realizations, negatively impacted net sales $7.1 million. Furthermore, urea sales decreased $7.1 million from the prior year primarily due to a decrease in volumes sold to a large customer during the first quarter of 1998 in comparison to the first quarter of 1997 coupled with unfavorable pricing conditions primarily resulting from China's exit from the market in mid-1997. In addition, rock sales declined $3.8 million, mainly due to the Company's strategic decision to phase out export sales of rock. This action is being taken to maximize relative values of rock and concentrated phosphates by utilizing high-quality reserves for internal upgrading.

Gross margins declined 11 percent to $71.3 million for the quarter compared to $79.9 million last year, mainly due to higher production costs, partially offset by the combination of the higher volumes and lower prices discussed above.

Production costs increased compared to the prior year's first quarter due to higher rock costs, increased operating expenses associated with record rainfall in Florida, and the temporary shutdown of the Faustina, Louisiana, plant in January due to utility power outages.

IMC Kalium
IMC Kalium's net sales increased 18 percent to $175.6 million in the current quarter from $148.3 million in the prior year quarter. The increase was due to both volume and average sales realization improvements. The average sales realizations increased $23.5 million over the prior year as a result of multiple price increases over this time period. Domestic sales volumes increased $4.9 million over the prior year due to the inclusion of Western Ag-Minerals Company, which was acquired in September 1997, in the current quarter partially offset by lower intercompany domestic volumes.

Gross margins increased 38 percent to $76.6 million for the quarter from $55.4 million one year ago, primarily due to the impact of higher volumes and increased average realizations discussed above.

Other
The remaining offsets to the increases in first quarter net sales and gross margins compared to the same period in the prior year were primarily the result of lower volumes at IMC-Agrico Feed Ingredients and IMC Vigoro.

The following table summarizes the Company's sales of crop nutrient products and average selling prices for the three months ended March 31:

                                                 1998     1997
                                                 ----     ----
Sales volumes (in thousands of short tons)(a):
  IMC-Agrico Crop Nutrients                     1,758    1,610
  IMC Kalium                                    2,287    2,232

Average price per ton(b):
  DAP                                            $171     $178
  Potash                                         $ 77     $ 68

(a)	Sales volumes include tons sold captively.  IMC-Agrico Crop
Nutrients' volumes represent dry product tons, primarily DAP.
(b)	Average prices represent sales made FOB mine/plant.

Selling, General and Administrative Expenses
Selling, general and administrative expenses increased $1.3 million, or four percent, to $37.4 million for the first quarter compared to $36.1 million one year ago. This increase was primarily due to the inclusion of the results of operations of businesses acquired since March 1997 in the Company's first quarter 1998 results of operations, partially offset by workforce reductions and savings from restructuring.

Other Income and Expense, Net
Other income for the current quarter increased $2.9 million from the same period last year to $3.9 million. The increase was primarily a result of income received from interest rate locks associated with January 1998 debt issuances.

Interest Expense
Interest expense totaled $21.2 million in the current quarter, an increase of $11.6 million from the same period in the prior year. The increase in interest expense was a direct result of increased activity under revolver loans and the issuance of: (i) $150.0 million 6.875 senior debentures due 2007 in July 1997; (ii) $150.0 million 6.55 percent senior notes due 2005 in January 1998; and (iii) $150.0 million debentures due 2028 in January 1998. The increase in interest expense was partially offset by the tender of higher interest notes and the early payment of certain unsecured term loans. As a result of the Company's refinancings, the weighted average interest rate for the first quarter 1998 decreased seven basis points to 6.40 percent compared to 7.10 percent for the same period in the prior year.

Income Taxes
The effective income tax rate for the current quarter was 35.1 percent, compared to an effective tax rate of 37.2 percent one year ago primarily as a result of greater utilization of foreign tax credits.

Capital Resources and Liquidity
-------------------------------

Liquidity and Operating Cash Flow
Cash generated from operating activities decreased $88.4 million from the same period last year to $39.4 million. The decrease was primarily due to: (i) a reduction in the change in accounts payable in the current quarter when compared to the prior year primarily as a result of decreased customer advances; and (ii) lower accrued liabilities due primarily to payouts related to the settlement of certain litigation. In contrast, when compared to December 31, 1997, the Company's working capital ratio increased to 1.9:1 at March 31, 1998 from 1.6:1 at December 31, 1997, primarily due to an increase in inventory levels in response to the upcoming planting season and a decrease in short-term debt as a result of recent refinancings.

Net cash used in investing activities increased $37.7 million over the prior year's first quarter primarily due to increased capital expenditures partially offset by a decrease in expenditures associated with acquisitions in the first quarter of the current year. Capital expenditures for the current quarter increased $49.7 million over the same period in the prior year primarily due to the following: (i) Phosphate Resource Partners Limited Partnership's (PLP) share of McMoRan Oil & Gas Co. (MOXY) exploration and development costs of $19.2 million (see "Capital Expenditures" below for further detail); and (ii) enterprise-wide systems development expenditures of $9.5 million.

Cash from financing activities increased $150.4 million from the comparable period in the prior year from a use of funds of $88.3 million at March 31, 1997 to a source of funds of $62.1 million at March 31, 1998. This increase in funds available was primarily due to decreased stock repurchases of $76.7 million and higher net debt proceeds for the current quarter of $34.9 million as compared to the same period last year. Additionally, net PLP distributions decreased $33.9 million as a result of IMC's increased ownership of IMC-Agrico Company (IMC-Agrico) due to IMC's merger with Freeport-McMoRan Inc. (FTX Merger). The Company used proceeds from the issuance of $150.0 million 6.55 percent senior notes due 2005 and $150.0 million 7.30 percent debentures due 2028 (collectively, Debt Issuances) in January 1998 to prepay $120.0 million of unsecured term loans. See "Financing" below for further detail. As a result of these Debt Issuances, debt to total capitalization increased slightly to 43.1 percent from 42.4 percent at December 31, 1997.

Capital Expenditures
In conjunction with the FTX Merger, the Company, through its interest in PLP, participates in an aggregate $210.0 million, multi-year oil and natural gas exploration program with MOXY (MOXY Exploration Program). In accordance with the MOXY Exploration Program agreement, the Company, MOXY and an individual investor (Investor) will fund 56.4 percent, 37.6 percent and six percent, respectively, of the exploration costs. All revenue and other costs will be allocated 47.0 percent to PLP, 48.0 percent to MOXY and five percent to the Investor.

Financing
The Company has credit facilities with a group of banks from which it and certain of its subsidiaries may borrow up to $350.0 million on a revolving basis (Revolving Credit Facility) expiring in December 1998 and $650.0 million under a long-term revolving credit facility (Long-Term Credit Facility) expiring in December 2002. As of March 31, 1998, commitment fees associated with the facilities were 8.5 basis points and 6.5 basis points for the Long-Term Credit Facility and Revolving Credit Facility, respectively. On April 1, 1998 the Company entered into amendments to the Revolving Credit Facility and the Long-Term Credit Facility, which retroactively, from December 15, 1997, increased the commitment fees associated with the Revolving Credit Facility and the Long-Term Credit Facility to 7.5 basis points and 11.0 basis points, respectively. Additionally on April 1, 1998, the Company entered into an additional credit facility with a group of banks under which the Company and certain of its subsidiaries may borrow up to $1.0 billion on a revolving basis (364-day Revolving Credit Facility) expiring in March 1999. The commitment fees associated with the 364-day Revolving Credit Facility are 7.5 basis points.

The credit facilities described above (collectively, Credit Facilities), support the Company's commercial paper borrowings and are available for other corporate purposes. The amount available for borrowing under the Credit Facilities is reduced by the balance of outstanding commercial paper. Commercial paper outstanding at March 31, 1998 is classified as long-term since the Company intends to refinance these borrowings on a long-term basis utilizing available Credit Facilities.

Simultaneously with the consummation of the FTX Merger, the Company and its Canadian subsidiaries entered into a credit facility with a group of banks to borrow up to $100.0 million under a revolving credit facility (Canadian Facility) that will expire in December 2002. The Company guarantees all loans made to its subsidiaries under the Canadian Facility. As of March 31, 1998 commitment fees associated with the Canadian Facility were 8.5 basis points. On April 1, 1998 the Company and its subsidiaries entered into an amendment to the Canadian Facility which retroactively, from December 22, 1997, increased the commitment fees associated with the Canadian Facility to 11.0 basis points

In April 1998, the Company completed its previously announced acquisition of privately held Harris Chemical Group, Inc. and its Australian affiliate, Penrice Soda Products Pty. Ltd., (collectively,
HCG), for $1.4 billion. As a result, the Company assumed approximately $950.0 million of debt and paid approximately $450.0 million for the equity of HCG, the payment of which was funded by the commercial paper borrowings.

QUARTERLY RESULTS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1998 AND 1997

FINANCIAL STATEMENTS

The accompanying interim condensed consolidated financial statements of IMC Global Inc. (Company) do not include all disclosures normally provided in annual financial statements. These financial statements, which should be read in conjunction with the consolidated financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, are unaudited but include all adjustments which the Company's management considers necessary for a fair presentation. These adjustments consist of normal recurring accruals except as discussed in the following Notes to Condensed Consolidated Financial Statements. Certain 1997 amounts have been reclassified to conform to the 1998 presentation. Interim results are not necessarily indicative of the results expected for the full year.

              CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                 (In millions except per share amounts)
                              Three months ended     Six months ended
                                   June 30,               June 30,
                                1998      1997        1998      1997
---------------------------------------------------------------------
Net sales                     $  793.4  $  558.4   $1,329.9  $1,083.3
Cost of goods sold               579.4     402.8      962.0     778.4
                              --------  --------   --------  --------
  Gross margins                  214.0     155.6      367.9     304.9

Selling, general and
 administrative expenses          53.9      33.3       91.3      69.4
Exploration expenses               9.4       -         18.9       -
                              --------  --------   --------  --------
  Operating earnings             150.7     122.3      257.7     235.5

Interest expense                  55.8       8.6       77.0      18.2
Other (income) expense,
 net                              (4.7)      1.5       (8.6)      0.5
                              --------  --------   --------  --------
Earnings from continuing
 operations before
 minority interest                99.6     112.2      189.3     216.8
Minority interest                 11.8      36.2       17.2      71.5
                              --------  --------   --------  --------

Earnings from continuing
 operations before taxes          87.8      76.0      172.1     145.3
Provision for income taxes        30.9      24.2       60.5      50.0
                              --------  --------   --------  --------
Earnings from continuing
 operations before
 extraordinary item               56.9      51.8      111.6      95.3
Earnings from discontinued
 operations                       30.1      36.5       23.4      32.1
                              --------  --------   --------  --------
Earnings before
 extraordinary item               87.0      88.3      135.0     127.4
Extraordinary charge -
 debt retirement                   -        (3.3)      (2.7)     (3.3)
                              --------  --------   --------  --------
    Net earnings              $   87.0  $   85.0   $  132.3  $  124.1
                              ========  ========   ========  ========

Basic earnings per share:
 Earnings from continuing
  operations before
  extraordinary item          $   0.50  $   0.55   $   0.98  $   1.00
 Earnings from discontinued
  operations                      0.26      0.39       0.20      0.34
 Extraordinary charge -
  debt retirement                 -        (0.03)     (0.02)    (0.03)
                              --------  --------   --------  --------
    Net earnings per share    $   0.76  $   0.91   $   1.16  $   1.31
                              ========  ========   ========  ========

Basic weighted average number
 of shares outstanding           114.3      93.9      114.1      94.6

Diluted earnings per share:
  Earnings from continuing
   operations before
   extraordinary item         $   0.50  $   0.55   $   0.98  $   1.00
  Earnings from discontinued
   operations                     0.26      0.38       0.20      0.33
Extraordinary charge - debt
 retirement                       -        (0.03)     (0.02)    (0.03)
                              --------  --------   --------  --------
    Net earnings per share    $   0.76  $   0.90   $   1.16  $   1.30
                              ========  ========   ========  ========

Diluted weighted average number
of shares outstanding            115.0      94.9      114.8      95.6


       (See Notes to Condensed Consolidated Financial Statements)

                  CONDENSED CONSOLIDATED BALANCE SHEET
             (Dollars in millions except per share amounts)
                                          June 30,   December 31,
Assets                                      1998         1997
----------------------------------------------------------------------
Current assets:
  Cash and cash equivalents               $  139.8     $  109.7
  Receivables, net                           497.4        288.1
  Inventories                                652.7        592.8
  Deferred income taxes                       90.9         54.2
  Other current assets                        26.0         17.4
                                          --------     --------
    Total current assets                   1,406.8      1,062.2
Property, plant and equipment, net         3,681.2      2,506.0
Other assets                               1,653.1      1,105.7
                                          --------     --------
Total assets                              $6,741.1     $4,673.9
                                          ========     ========

Liabilities and Stockholders' Equity
----------------------------------------------------------------------
Current liabilities:
  Accounts payable                        $  296.3     $  253.3
  Accrued liabilities                        352.4        230.9
  Short-term debt and current maturities
   of long-term debt                       1,294.1        188.9
                                          --------     --------
    Total current liabilities              1,942.8        673.1
Long-term debt, less current maturities    1,639.1      1,235.2
Deferred income taxes                        646.5        389.7
Other noncurrent liabilities                 475.4        440.2
Stockholders' equity:
  Common stock, $1 par value, authorized
   300,000,000 shares; issued 125,058,361
   and 124,668,286 shares at June 30 and
   December 31, respectively                 125.0        124.6
  Capital in excess of par value           1,695.1      1,690.3
  Retained earnings                          560.2        446.2
  Accumulated other comprehensive income     (46.8)       (30.8)
  Treasury stock, at cost, 10,738,520 and
   10,691,520 shares at June 30 and
   December 31, respectively                (296.2)      (294.6)
                                          --------     --------
    Total stockholders' equity             2,037.3      1,935.7
                                          --------     --------
Total liabilities and stockholders'
 equity                                   $6,741.1     $4,673.9
                                          ========     ========

        (See Notes to Condensed Consolidated Financial Statements)

            CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                            (In millions)
                                                   Six months ended
                                                       June 30,
                                                   1998        1997
----------------------------------------------------------------------
Cash Flows from Operating Activities
------------------------------------
Net earnings                                     $ 132.3     $ 124.1
Adjustments to reconcile net earnings to net
 cash provided by operating activities:
  Depreciation, depletion and amortization         124.6       100.5
  Minority interest                                 17.2        71.5
  Deferred income taxes                            (56.7)       48.9
  Other charges and credits, net                   (80.4)      (13.6)
  Changes in:
    Receivables                                    (53.8)     (140.2)
    Inventories                                     46.7        59.5
    Other current assets                            43.0        (3.1)
    Accounts payable                               (66.5)       28.9
    Accrued liabilities                            105.2        24.1
                                                 -------     -------
  Net cash provided by operating activities        211.6       300.6
                                                 -------     -------

Cash Flows from Investing Activities
------------------------------------
Capital expenditures                              (174.0)     (105.0)
Acquisitions of businesses, net of
 cash acquired                                    (393.3)      (48.6)
Proceeds from sale of business                      44.8         -
Proceeds from sales of property, plant
 and equipment                                       5.1         1.9
                                                 -------     -------
  Net cash used in investing activities           (517.4)     (151.7)
                                                 -------     -------
  Net cash provided (used) before financing
   activities                                     (305.8)      148.9
                                                 -------     -------

Cash Flows from Financing Activities
------------------------------------
Joint venture cash distributions to
 Phosphate Resource Partners Limited
 Partnership, net                                  (37.0)      (96.6)
Payments of long-term debt                        (842.6)      (35.9)
Proceeds from issuance of long-term debt, net      912.1        71.3
Changes in short-term debt, net                    332.0        15.1
Decrease in securitization of accounts
 receivable, net                                   (15.8)       (6.2)
Stock options exercised                              8.6         3.4

Cash dividends paid                                (18.3)      (15.0)
Purchase of treasury stock                          (3.1)     (105.1)
                                                 -------     -------
Net cash provided by (used in)
 financing activities                              335.9      (169.0)
                                                 -------     -------

Net change in cash and cash equivalents             30.1       (20.1)
Cash and cash equivalents - beginning
 of period                                         109.7        63.3
                                                 -------     -------
Cash and cash equivalents - end of period        $ 139.8     $  43.2
                                                 -------     -------


       (See Notes to Condensed Consolidated Financial Statements)

  CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                 (In millions except per share amounts)
                                                    Six months ended
                                                         June 30,
                                                     1998       1997
-----------------------------------------------------------------------
Common stock:
  Balance at December 31                           $  124.6   $  101.6
  Stock options exercised                               0.4        0.2
                                                   --------   --------
    Balance at June 30                                125.0      101.8

Capital in excess of par value:
  Balance at December 31                            1,690.3      936.1
  Restricted stock awards                               0.3        -
  Issuance of common stock pursuant to acquisitions     -          7.7
  Stock options exercised                               6.4        3.2
  Other                                                (1.9)       -
                                                   --------   --------
    Balance at June 30                              1,695.1      947.0

Retained earnings:
  Balance at December 31                              446.2      413.0
  Net earnings                                        132.3      124.1
  Dividends ($.16 per share in 1998 and 1997)         (18.3)     (15.0)
                                                   --------   --------
    Balance at June 30                                560.2      522.1

Accumulated other comprehensive income:
  Balance at December 31                              (30.8)     (17.2)
  Foreign currency translation adjustment,
   net of taxes                                       (16.0)      (1.6)
                                                   --------   --------
    Balance at June 30                                (46.8)     (18.8)

Treasury stock:
  Balance at December 31                             (294.6)    (107.3)
  Restricted stock awards                               1.5        -
  Issuance of common stock pursuant to acquisitions     -          0.2
  Purchase of treasury stock                           (3.1)    (105.1)
                                                   --------   --------
    Balance at June 30                               (296.2)    (212.2)
                                                   --------   --------

Total stockholders' equity at June 30              $2,037.3   $1,339.9
                                                   ========   ========


        (See Notes to Condensed Consolidated Financial Statements)

           NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
              (Dollars in millions except per share amounts)

1.  Acquisitions
    ------------

Harris
In April 1998, the Company completed its previously announced acquisition of privately held Harris Chemical Group, Inc. and its Australian affiliate, Harris Chemical Australia Pty Ltd. & Its Controlled Entities (collectively, Harris), for approximately $1.4 billion (Harris Acquisition). Under the terms of the Harris Acquisition, the Company purchased all Harris equity for approximately $450.0 million in cash and assumed approximately $950.0 million of debt. Harris, with annual sales of approximately $800.0 million, is a leading producer of salt, soda ash, boron chemicals and other inorganic chemicals, including potash crop nutrients.

For financial statement purposes the acquisition was accounted for as a purchase and, accordingly, Harris' results are included in the consolidated financial statements since the date of acquisition. The purchase price, which was financed through proceeds borrowed under credit facilities, has been allocated to acquired assets and liabilities based on estimated fair values at the date of acquisition. This allocation resulted in an excess of purchase price over identifiable net assets acquired, or goodwill, of approximately $457.0 million and is included in Other assets in the Condensed Consolidated Balance Sheet. This goodwill is being amortized on a straight-line basis over 40 years.

The unaudited pro forma information for the periods set forth below gives effect to the acquisition as if it had occurred as of January 1, 1997. The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisition been consummated as of that time.

                                             Six months ended
                                                 June 30,
                                             1998        1997
                                             ----        ----
Net sales                                  $1,557.1    $1,496.6
Earnings from continuing operations
 before extraordinary item                    117.2        52.3
Net earnings                                  135.4        81.1

Diluted earnings per share:
  Earnings from continuing operations
   before extraordinary item               $   1.02     $  0.44
  Net earnings per share                       1.18        0.69

1997 Acquisitions
During the six months ended June 30, 1997, the Company completed several acquisitions, including retail distribution operations (Crop-Maker, Frankfort Supply, Sanderlin, and Hutson Ag Services, Inc.) and Hutson Company, Inc., a storage terminal company. Total cash payments for acquisitions during the six months ended June 30, 1997 were $48.6 million, and approximately 200,000 shares of common stock of the Company were issued for $7.9 million.

The acquisitions for the six months ended June 30, 1997 were also accounted for under the purchase method of accounting and, accordingly, the results for the acquired businesses are included in the consolidated financial statements since the respective dates of acquisition. Pro forma consolidated operating results for the six months ended June 30, 1997, reflecting these acquisitions from the beginning of that period, would not have been materially different from reported amounts.

2.  Divestitures
    ------------

Effective June 1, 1998, the Company completed the sale of its IMC Vigoro business unit which consisted primarily of consumer lawn and garden and professional products to privately held Pursell Industries, Inc. for $44.8 million in cash. In connection with the transaction, the Company recorded a one-time restructuring charge of approximately $14.0 million, $9.1 million after tax benefits or $0.08 per share.

3.  Extraordinary Charge - Debt Retirement
    --------------------------------------

In January 1998, the Company prepaid $120.0 million of unsecured term loans which bore interest at rates ranging between 7.12 percent and 7.18 percent and which were to mature at various dates between 2000 and 2005. In connection with the prepayment of such unsecured term loans, the Company recorded an extraordinary charge, net of taxes, of $2.7 million for redemption premium incurred.
This prepayment was financed by net debt proceeds from the issuance in January 1998 of $150.0 million 6.55 percent senior notes due 2005 and $150.0 million 7.30 percent debentures due 2028.

In May 1997, the Company purchased certain senior notes from a single holder and recorded an extraordinary charge, net of taxes, of $3.3 million for redemption premiums incurred and the write-off of previously deferred finance charges. The repurchase of the senior notes was financed at lower interest rates under the Company's credit facility.

4.  Earnings Per Share
    ------------------

In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 128, "Earnings Per Share." As a result, the basic and diluted earnings per share amounts reported for 1998 have been calculated in accordance with SFAS No. 128. Similarly, all earnings per share amounts reported for prior periods have been restated to comply with this statement.

The following table sets forth the computation of basic and diluted earnings per share:

                              Three months ended  Six months ended
                                   June 30,           June 30,
                                 1998     1997      1998     1997
                                 ----     ----      ----     ----
Basic earnings per share computation:
  Earnings from continuing
   operations available before
   extraordinary item           $  56.9  $  51.8  $ 111.6  $  95.3
  Earnings from discontinued
   operations                      30.1     36.5     23.4     32.1
  Extraordinary charge - debt
   retirement                       -       (3.3)    (2.7)    (3.3)
                                -------  -------  -------  -------
  Earnings available to common
   stockholders                 $  87.0  $  85.0  $ 132.3  $ 124.1
                                =======  =======  =======  =======

  Basic weighted average common
   shares outstanding             114.3     93.9    114.1     94.6

  Earnings per share from
   continuing operations
   before extraordinary item    $  0.50  $  0.55  $  0.98  $  1.00
  Earnings from discontinued
   operations                      0.26     0.39     0.20     0.34
  Extraordinary charge - debt
   retirement                      -       (0.03)   (0.02)   (0.03)
                                -------  -------  -------  -------
  Basic earnings per share      $  0.76  $  0.91  $  1.16  $  1.31
                                =======  =======  =======  =======

Diluted earnings per share computation:
  Earnings available from
   continuing operations before
   extraordinary item           $  56.9  $  51.8  $ 111.6  $  95.3
  Earnings from discontinued
   operations                      30.1     36.5     23.4     32.1



  Extraordinary charge - debt
   retirement                       -       (3.3)    (2.7)    (3.3)
                                -------  -------  -------  -------
      Earnings available to common
   stockholders                 $  87.0  $  85.0  $ 132.3  $ 124.1
                                =======  =======  =======  =======

  Basic weighted average common
   shares outstanding             114.3     93.9    114.1     94.6
  Unexercised stock options         0.7      1.0      0.7      1.0
                                -------  -------  -------  -------
  Diluted weighted average common
   shares outstanding             115.0     94.9    114.8     95.6
                                =======  =======  =======  =======

  Earnings per share from
   continuing operations before
   extraordinary item           $  0.50  $  0.55  $  0.98  $  1.00
  Earnings from discontinued
   operations                      0.26     0.38     0.20     0.33
  Extraordinary charge - debt
   retirement                      -       (0.03)   (0.02)   (0.03)
                                -------  -------  -------  -------
  Diluted earnings per share    $  0.76  $  0.90  $  1.16  $  1.30
                                =======  =======  =======  =======

Options to purchase approximately 2.6 million and 2.2 million shares of common stock were outstanding during the six months ended June 30, 1998 and 1997, respectively, but were not included in the computation of diluted earnings per share because the exercise prices were greater than the average market price of the common shares and, therefore, the effect would be antidilutive.

Additionally, warrants to purchase approximately 8.4 million shares of common stock were outstanding during 1998 but were not included in the computation of diluted earnings per share for the same reason as the options noted above.

5.  Operating Segments
    ------------------

The Company has chosen to early adopt SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information."
Accordingly, all subsequent reporting periods have been presented on the same basis for each reportable segment.

The Company's reportable segments and related accounting policies are consistent with those disclosed in the Company's Form 10-K for the year ended December 31, 1997.

Segment information for 1998 and 1997 was as follows(a):

                        IMC-Agrico
                       Crop       IMC       IMC
                     Nutrients   Kalium  Chemicals  Other(c)(d)   Total
-------------------------------------------------------------------
Three months ended June 30, 1998
Net sales from
 external
 customers         $  407.0  $  185.8  $102.8  $   97.8   $  793.4
Intersegment net
 sales                 49.6      18.7     -         -         68.3
Gross margins         116.0      78.6    12.3       7.1      214.0
Operating earnings    106.4      70.9     6.2     (32.8)     150.7
Total assets at
June 30, 1998(b)    1,790.8   1,077.2   441.7   3,431.4    6,741.1

Six months ended June 30, 1998
Net sales from external
 customers         $  723.2  $  336.0   $102.8 $  167.9   $1,329.9
Intersegment net
 sales                 97.9      44.1      -        3.0      145.0
Gross margins         187.3     155.2     12.3     13.1      367.9
Operating earnings    167.5     140.8      6.2    (56.8)     257.7

                        IMC-Agrico
                       Crop       IMC       IMC
                     Nutrients   Kalium  Chemicals  Other(c)(d)   Total
-------------------------------------------------------------------
Three months ended June 30, 1997
Net sales from external
 customers         $  358.6    $134.1      -   $   65.7   $  558.4
Intersegment net
 sales                 45.7      15.8      -        8.6       70.1
Gross margins          84.7      60.3      -       10.6      155.6
Operating earnings     73.6      54.9      -       (6.2)     122.3
Total assets at
 June 30, 1997      1,684.8     769.6      -    1,157.2    3,611.6

Six months ended June 30, 1997
Net sales from external
 customers         $  670.7    $259.4      -   $ 153.2    $1,083.3
Intersegment net
 sales                 89.3      38.8      -      22.0       150.1
Gross margins         164.6     115.7      -      24.6       304.9
Operating earnings    142.9     105.2      -     (12.6)      235.5

(a)	The operating results and assets of Great Salt Lake Minerals
(GSL), IMC Salt and IMC Chemicals, acquired as part of the
Harris Acquisition, are included in the segment information
presented below since the date of acquisition, April 1998.  See
Note 1, "Acquisitions," of Notes to Condensed Consolidated
Financial Statements.  The operating results of IMC
AgriBusiness have not been included in the segment information provided as they have been classified as a discontinued
operation.  However, IMC AgriBusiness' assets have been
included as part of total assets in the Other column.

(b)	The increase in IMC Kalium's total assets as compared to
December 31, 1997 results from the purchase of GSL.

(c)	Segment information below the quantitative thresholds is
attributable to three business units (IMC-Agrico Feed
Ingredients, IMC Salt and IMC Vigoro) and corporate
headquarters.  The Company produces and markets animal feed
ingredients through IMC-Agrico Feed Ingredients.  IMC Salt
produces salt for use in road de-icing, food processing, water softeners and industrial applications. IMC Vigoro manufactures and distributes consumer lawn and garden products; produces and markets professional products for turf, nursery and
horticulture markets; and produces and distributes
potassium-based ice melter products.  IMC Vigoro was sold in
June 1998.  See Note 2, "Divestitures," of Notes to Condensed
Consolidated Financial Statements.  Corporate headquarters
includes the elimination of inter-business unit transactions and oil and gas activities through its interest in Phosphate
Resource Partners Limited Partnership (PLP).

(d)	Total assets at June 30, 1998 includes goodwill and step-up of book value to fair value of property, plant and equipment
recorded in accordance with Accounting Principles Board Opinion
No. 16 (APB No. 16) as part of the Harris Acquisition (Purchase
Price) in April 1998.  The Company has not yet completed the
Purchase Price  allocation to or among the impacted business units.

6.  Comprehensive Income
    --------------------

In June 1997, the FASB issued SFAS No. 130, "Reporting
Comprehensive Income," which is required to be adopted for fiscal years beginning after December 15, 1997. Under SFAS No. 130, interim financial statements are required to report total comprehensive income, net of taxes, for the period, which is as follows:

                          Three months ended    Six months ended
                               June 30,             June 30,
                            1998      1997       1998      1997
                            ----      ----       ----      ----
Comprehensive income:
  Net earnings            $ 87.0    $ 85.0     $132.3    $124.1
  Foreign currency translation
  adjustment               (18.4)      3.4      (16.0)     (1.6)
                          ------    ------     ------    ------
    Total comprehensive income
     for the period       $ 68.6    $ 88.4     $116.3    $122.5
                          ======    ======     ======    ======

7.  Subsequent Events
    -----------------
In August 1998, the Company issued $200.0 million of 6.50 percent notes due 2003 and $100.0 million of 7.375 percent debentures due 2018. The proceeds of these issuances were used to repay short-term debt, including commercial paper, and for general corporate purposes.

8.  Discontinued Operations
    -----------------------

In December 1998, the Company's Board of Directors adopted a formal plan to sell its IMC AgriBusiness retail and wholesale distribution operations. The Company anticipates the sale to be completed in the first quarter of 1999. The estimated loss on disposal, net of income tax benefits, is $60.0 million and will be recorded in the fourth quarter of 1998. The condensed consolidated statement of earnings of the Company has been restated to report separately the operating results of IMC Agribusiness as discontinued operations. Interest expense has been allocated to discontinued operations based on the portion of the Company's short-term borrowing program that is specifically attributable to IMC AgriBusiness and amounted to $6.7 million and $7.0 million for the six months ended June 30, 1998 and 1997, respectively.

Income taxes associated with the discontinued operations of IMC AgriBusiness were $12.7 million and $23.3 million for the six months ended June 30, 1998 and 1997, respectively. For the six months ended June 30, 1998 and 1997, IMC AgriBusiness' revenues were $568.7 million and $629.7 million, respectively.

Management's Discussion and Analysis of Financial Condition and Results of Operations.(1)

Results of Operations
---------------------

Three months ended June 30, 1998 vs. three months ended June 30, 1997
---------------------------------------------------------------------

Overview
Net sales for the second quarter ended June 30, 1998 were $793.4 million and gross margins, before special one-time charges, were $218.1 million. Earnings from continuing operations, before special one-time charges, were $66.0 million, or $0.57 per share. Earnings from discontinued operations were $30.1 million, or $0.26 per share. Net earnings, before special one-time charges, were $96.1 million, or $0.84 per share. Special one-time charges of $9.1 million, or $0.08 per share, reduced net earnings for the quarter to $87.0 million, or $0.76 per share. These one-time charges, totaling $14.0 million before tax benefits, related to restructuring charges associated with the sale of IMC Vigoro, IMC Global Inc.'s (Company) consumer lawn and garden and professional products businesses.

Net sales for the second quarter ended June 30, 1997 were $558.4 million, gross margins were $155.6 million and earnings from continuing operations, before an extraordinary charge, were $51.8 million, or $0.55 per share. Earnings from discontinued operations of $36.5 million, or $0.38 per share, partially offset by an extraordinary charge of $3.3 million, or $0.03 per share, related to the early extinguishment of debt, increased net earnings to $85.0 million, or $0.90 per share.

Net sales increased 42 percent from the prior year second quarter while gross margins, before special one-time charges, increased 40 percent from the same period one year ago. The improvement was largely due to strong performances by two of the Company's core businesses -- IMC Kalium and IMC-Agrico Crop Nutrients. The sales improvements were largely attributable to continued strong demand for potash and phosphate crop nutrients by both domestic and export customers, and additional revenues from the purchase of Harris Chemical Group, Inc. and its Australian affiliate, Harris Chemical Australia Pty Ltd. & Its Controlled Entities (collectively, Harris). The purchase of Harris is herein referred to as the "Harris Acquisition." Substantially offsetting growth in potash and phosphate revenues were lower net sales at IMC-Agrico Feed Ingredients (Feed Ingredients) and IMC Vigoro.

The operating results of the Company's significant business units are discussed in more detail below.

IMC-Agrico Crop Nutrients
IMC-Agrico Crop Nutrients' net sales for the second quarter improved 13 percent to $456.6 million compared to $404.3 million for the same period last year largely due to increased sales volumes and higher average sales realizations. Shipments of concentrated phosphates, primarily diammonium phosphate (DAP) and granular monoammonium phosphate (GMAP), increased by $37.9 million from the same quarter in the prior year. The higher volumes resulted from an early start to the spring planting season, an increase in the number of supply contracts over the comparable period in the prior year and favorable logistic conditions related to product movement. Higher average prices of concentrated phosphates, driven by increased international DAP realizations as well as an increase in the transfer price of phosphoric acid sold to Feed Ingredients, positively impacted net sales by $8.8 million. See Feed Ingredients discussion below.

Gross margins increased 37 percent to $116.0 million for the quarter compared to $84.7 million last year, mainly due to lower production costs and the higher volumes and prices discussed above. Production costs decreased compared to the prior year's second quarter primarily due to lower raw material prices for purchased ammonia and sulphur.

IMC Kalium
IMC Kalium's net sales increased 36 percent to $204.5 million in the current quarter from $149.9 million in the prior year quarter. The increase was due to both volume and average sales realization improvements. Sales volumes increased $11.3 million when compared to the same period in the prior year due to increased export sales to China and Brazil, as well as the acquisition of Great Salt Lake Minerals (GSL) as part of the Harris Acquisition in April 1998 and the purchase of Western Ag-Minerals (Western Ag) in September 1997. This increase was slightly offset by lower domestic sales as a result of poor weather conditions. Average sales realizations increased $43.3 million when compared to last year's second quarter as a result of multiple price increases.

Gross margins increased 30 percent to $78.6 million for the quarter from $60.3 million in the same period one year ago, primarily due to the impact of the higher volumes and increased average realizations discussed above, partially offset by higher production costs. The higher production costs were primarily due to additional costs related to the purchase of GSL as part of the Harris Acquisition in April 1998 and the acquisition of Western Ag in September 1997.

IMC Salt
IMC Salt's net sales were $40.9 million with gross margins of $7.2 million in the current quarter. IMC Salt, a new core business for the Company, was created following the Harris Acquisition. Current quarter salt demand was strong among customers in the water conditioning, food processing and animal feed sectors.

Other
The addition of IMC Chemicals, as a result of the Harris Acquisition, increased sales by $102.8 million and gross margins by $12.3 million. Offsets to the increases in second quarter sales and gross margins, as compared to the same period in the prior year, were primarily the result of lower volumes and average sales realizations at Feed Ingredients coupled with lower sales at IMC Vigoro as a result of the divestiture of this business during the second quarter. See Note 2, "Divestitures," of Notes to Condensed Consolidated Financial Statements.

Key Statistics
The following table summarizes the Company's core business sales and average selling prices for the three months ended June 30:

                                                1998    1997
                                                ----    ----
Sales volumes (in thousands of short tons(a):
 IMC-Agrico Crop Nutrients                      2,161   1,958
 IMC Kalium                                     2,435   2,278
 IMC Salt                                       1,216     n/a

Average price per ton(b):
 DAP                                             $178    $176
 Potash                                            82      66
 IMC Salt                                          34     n/a

(a)  Sales volumes include tons sold captively.  IMC-Agrico Crop
Nutrients' volumes represent dry product tons, primarily DAP.
(b)	Average prices represent sales made FOB mine/plant.
n/a	Not applicable as a result of the Harris Acquisition in April
1998.

Selling, General and Administrative Expenses
Selling, general and administrative expenses increased $10.7 million, or 32 percent, to $44.0 million, before special one-time charges of $9.9 million, for the second quarter compared to $33.3 million one year ago. This increase was primarily due to the inclusion of the results of operations of businesses acquired since June 1997 in the Company's second quarter 1998 results of operations. The special one-time charges related to restructuring charges associated with the divestiture of IMC Vigoro. See Note 2, "Divestitures," of Notes to Condensed Consolidated Financial Statements.

Other (Income) Expense, Net
Other income for the current quarter increased $6.2 million from the same period last year to $4.7 million. The increase was primarily due to the following: (i) favorable foreign exchange rates; (ii) increased interest income from interest-bearing cash balances; and (iii) the absence of losses attributable to oil and gas operations as a result of the Company's contribution of the Main Pass Block 299 sulphur and oil operations (Main Pass) to Freeport-McMoRan Sulphur Inc. (FSC) in connection with Freeport-McMoRan Inc.'s (FTX) merger with the Company (FTX Merger) in December 1997.

Interest Expense
Interest expense totaled $55.8 million in the current quarter, an increase of $47.2 million from the same period in the prior year. The increase in interest expense was due to increased activity under revolver loans along with debt assumed in conjunction with the Harris Acquisition and the FTX Merger, as well as the issuance of: (i) $150.0 million 6.875 percent senior debentures due 2007 in July 1997; (ii) $150.0 million 6.55 percent senior notes due 2005 in January 1998; and
(iii) $150.0 million 7.30 percent debentures due 2028 in January 1998. The increase in interest expense was partially offset by the tender of higher-interest notes and the early payment of certain unsecured term loans.

Income Taxes
The effective income tax rate for the current quarter was 35.2 percent, compared to 31.8 percent for the same period in the prior year.

Six months ended June 30, 1998 vs. six months ended June 30, 1997
-----------------------------------------------------------------

Overview
Net sales for the six months ended June 30, 1998 were $1,329.9 million and gross margins, before special one-time charges, were $372.0 million. Earnings from continuing operations, before an extraordinary charge and special one-time charges, were 120.7, or $1.05 per share. Earnings from discontinued operations of $23.4 million, or $0.20 per share, partially offset by an extraordinary charge of $2.7 million, or $0.02 per share, and special one-time charges of $9.1 million, or $0.08 per share, increased net earnings for the first six months of 1998 to $132.3 million, or $1.16 per share. The extraordinary charge related to the early extinguishment of debt, and the special one-time charges, totaling $14.0 million before tax benefits, related to restructuring charges associated with the sale of IMC Vigoro, the Company's consumer lawn and garden and professional products business. See Note 2, "Divestitures," of Notes to Condensed Consolidated Financial Statements.

Net sales for the six months ended June 30, 1997 were $1,083.3 million, gross margins were $304.9 million and earnings from continuing operations, before an extraordinary charge, were $ 95.3 million, or $1.00 per share. Earnings from discontinued operations of $32.1 million, or $0.33 per share, partially offset by an extraordinary charge of $3.3 million, or $0.03 per share, related to the early extinguishment of debt, reduced net earnings to $124.1 million, or $1.30 per share.

Net sales for the first six months of 1998 increased 23 percent when compared to the first six months of the prior year period while gross margins, before special one-time charges, increased 22 percent from the comparable period one year ago. The improvement was largely due to strong performances by two of the Company's core businesses --IMC Kalium and IMC-Agrico Crop Nutrients. The net sales improvement was largely attributable to continued strong demand for potash and phosphate crop nutrients by both domestic and export customers, and additional revenues from the former Harris operations. See Note 1, "Acquisitions," of Notes to Condensed Consolidated Financial Statements. Substantially offsetting growth in potash and phosphate revenues were lower net sales at Feed Ingredients and IMC Vigoro.

The operating results of the Company's significant business units are discussed in more detail below.

IMC-Agrico Crop Nutrients
IMC-Agrico Crop Nutrients' net sales for the first six months of 1998 improved eight percent to $821.1 million compared to $760.0 million for the same period last year primarily due to increased concentrate sales volumes and higher average sales realizations, which were partially offset by lower urea sales. Sales volumes of concentrated phosphates, primarily domestic shipments of DAP and domestic and international shipments of GMAP, increased by $65.9 million from the same prior year period. These favorable volume variances reflected the following factors: (i) an earlier start to the spring planting season; (ii) an increase in the number of supply contracts over the prior period; (iii) favorable logistic conditions related to product movement; and (iv) low inventory levels throughout the distribution system. Average sales realizations for the first six months of 1998 increased slightly as compared to the prior year period primarily as a result of an increase in the transfer price of phosphoric acid sold to Feed Ingredients. In contrast, urea sales for the current six month period decreased $12.0 million from the prior year period. This was mainly due to a decrease in volumes sold to a large customer as well as unfavorable pricing conditions primarily resulting from China's exit from the market in mid-1997.

Gross margins increased 14 percent to $187.3 million for the first six months of 1998 compared to $164.6 million for the first six months of last year, mainly due to lower production costs and the higher volumes and prices discussed above. Production costs decreased compared to the prior year's first six months primarily as a result of lower raw material costs for purchased ammonia and sulphur.

IMC Kalium
IMC Kalium's six-month net sales increased 27 percent to $380.1 million compared to $298.2 million for the first six months of 1997. This increase was due to both volume and average sales realization improvements. Sales volumes increased over the prior year period by virtue of increased export sales to China and Brazil as well as the acquisition of Western Ag in September 1997 and GSL in April 1998. Average sales realizations increased over the prior year as a result of multiple price increases.

Gross margins increased 34 percent to $155.2 million for the first six months of 1998 from $115.7 million for the same period one year ago, primarily due to the impact of the higher volumes and increased average realizations discussed above.

IMC Salt
The IMC Salt business unit was established in April 1998 concurrent with the Harris Acquisition. See Note 1, "Acquisitions," of Notes to Condensed Consolidated Financial Statements. Therefore, results for the six months ended June 30, 1998 include only second quarter activity. See "Three months ended June 30, 1998 vs. three months ended June 30, 1997" discussion.

Other
The IMC Chemicals business unit was established in April 1998 concurrent with the Harris Acquisition; consequently results for the six months ended June 30, 1998 include only second quarter activity. See Note 1, "Acquisitions," of Notes to Condensed Consolidated Financial Statements and "Three months ended June 30, 1998 vs. Three months ended June 30, 1997."

The remaining offsets to the sales and gross margin increases for the current year period, as compared to the same period in the prior year, were primarily the result of lower volumes and average sales realizations at Feed Ingredients coupled with lower sales at IMC Vigoro as a result of the divestiture of this business during the second quarter. See Note 2, "Divestitures," of Notes to Condensed Consolidated Financial Statements.

Key Statistics
The following table summarizes the Company's core business sales and average selling prices for the six months ended June 30:

                                            1998      1997
                                            ----      ----
Sales volumes (in thousands of short tons)(a):
  IMC-Agrico Crop Nutrients                3,919     3,568
  IMC Kalium                               4,722     4,475
  IMC Salt                                 1,216       n/a

Average price per ton(b):
  DAP                                       $175      $177
  Potash                                      80        67
  IMC Salt(c)                                 34       n/a


(a)	Sales volumes include tons sold captively.  IMC-Agrico Crop
Nutrients' volumes represent dry product tons, primarily DAP.
(b)	Average prices represent sales made FOB mine/plant.
(c)	Results reflect activity for the second quarter only as a result of the Harris Acquisition.  See Note 1, "Acquisitions," of Notes
to Condensed Consolidated Financial Statements.
n/a	Not applicable as a result of Harris Acquisition in April 1998.

Selling, General and Administrative Expenses
Selling, general and administrative expenses increased $12.0 million, or 17 percent, to $81.4 million, before special one-time charges of $9.9 million, for the first six months of 1998 compared to $69.4 million for the first six months of 1997. This increase was primarily due to the inclusion of the results of operations of businesses acquired since June 1997 in the Company's six month 1998 results of operations. The special one-time charges related to restructuring charges associated with the divestiture of IMC Vigoro. See Note 2, "Divestitures," of Notes to Condensed Consolidated Financial Statements.

Other (Income) Expense, Net
Other income for the six months ended June 30, 1998 increased $9.1 million from the same period in the prior year. The increase was primarily due to the following: (i) favorable foreign exchange rates;
(ii) increased interest income from interest-bearing cash balances;
(iii) income received from interest rate locks associated with January 1998 debt issuances; and (iv) the absence of losses attributable to oil and gas operations as a result of the Company's contribution of Main Pass to FSC in connection with the FTX Merger.

Interest Expense
Interest expense totaled $77.0 million for the first six months of 1998, an increase of $58.8 million from the same period in the prior year. The increase in interest expense was due to increased activity under revolver loans along with debt assumed in conjunction with the Harris Acquisition and the FTX Merger as well as the issuance of: (i) $150.0 million 6.875 percent senior debentures due 2007 in July 1997;
(ii) $150.0 million 6.55 percent senior notes due 2005 in January 1998; and (iii) $150.0 million 7.30 percent debentures due 2028 in January 1998. The increase in interest expense was partially offset by the tender of higher-interest notes and the early payment of certain unsecured term loans.

Income Taxes
The effective income tax rate for the first six months of 1998 was 35.2 percent, compared to 34.4 percent for the same period in the prior year.

Capital Resources and Liquidity
-------------------------------

Liquidity and Operating Cash Flow
Cash generated from operating activities decreased $89.0 million in the first six months of 1998 to $211.6 million. The decrease was primarily due to: (i) a reduction in minority interest as a result of the Company's increased ownership in IMC-Agrico Company (IMC-Agrico) resulting from the FTX Merger; (ii) higher deferred income taxes recorded in the current year as a result of the Harris Acquisition; and
(iii) lower accounts payable balances as a result of increased payments of obligations. Also, when compared to December 31, 1997, the Company's working capital ratio decreased to 0.7:1 at June 30, 1998 from 1.6:1 at December 31, 1997, primarily due to the assumption of short-term debt in conjunction with the Harris Acquisition in April 1998. See "Financing" for further details.

Net cash used in investing activities increased $365.7 million over 1997 levels primarily due to acquisitions and increased capital expenditures, partially offset by proceeds from the sale of IMC Vigoro. Acquisitions increased to $393.3 million for the current period compared to $48.6 million for the same period one year ago. Proceeds from the sale of IMC Vigoro were $44.8 million. See Note 1, "Acquisitions," and Note 2, "Divestitures," of Notes to Condensed Consolidated Financial Statements. Capital expenditures for the first six months of 1998 increased $69.0 million when compared with the first six months of the prior year primarily due to the following: (i) Phosphate Resource Partners Limited Partnership's (PLP) share of McMoRan Oil & Gas Company (MOXY) exploration and development costs of $33.6 million; and (ii) enterprise-wide systems development expenditures of $17.7 million.

Cash from financing activities increased $504.9 million for the first six months of 1998 when compared with the comparable period in the prior year from a use of funds of $169.0 million to a source of funds of $335.9 million at June 30, 1998. This increase in funds available was primarily due to higher net debt proceeds for the current year period of $341.4 million and decreased stock repurchases of $102.0 million. The net debt proceeds were used, in part, to finance the Harris Acquisition which was funded through the Company's commercial paper borrowings. Debt to total capitalization increased to 59.0 percent from 42.4 percent at December 31, 1997, primarily as a result of increased commercial paper borrowings and the prepayment of certain unsecured loans in January 1998. See "Financing" below for further details. Additionally, net PLP distributions decreased $59.6 million as a result of the Company's increased ownership in IMC-Agrico due to the FTX Merger, further impacting cash generated from financing activities.

Financing
The Company has credit facilities with a group of banks from which it and certain of its subsidiaries may borrow up to $1,350.0 million on a revolving basis under two separate agreements (Revolving Credit Facilities) expiring in December 1998 and March 1999, and $650.0 million under a long-term revolving credit facility (Long-Term Credit Facility) expiring in December 2002. As of June 30, 1998, commitment fees associated with the Revolving Credit Facilities were 7.5 basis points and 11.0 basis points for the Long-Term Credit Facility.

The credit facilities described above (collectively, Credit
Facilities), support the Company's commercial paper borrowings and are available for other corporate purposes. The amount available for borrowing under the Credit Facilities is reduced by the balance of outstanding commercial paper.

Simultaneously with the consummation of the FTX Merger, the Company and its Canadian subsidiaries entered into a credit facility with a group of banks to borrow up to $100.0 million under a revolving credit facility (Canadian Facility) that will expire in December 2002. The Company guarantees all loans made to its subsidiaries under the Canadian Facility. As of June 30, 1998, commitment fees associated with the Canadian Facility were 11.0 basis points.

During June 1998, $0.2 million of $355.9 million 10.75 percent senior subordinated notes due 2003, and $3.1 million of $104.3 million 8.50 percent senior notes due 2000 were presented for purchase by holders of the notes. These notes were assumed by the Company as part of the Harris Acquisition and were adjusted to fair value as of the acquisition date in accordance with Accounting Principles Board Opinion No. 16.

In April 1998, the Company acquired Harris for a total purchase price of $1.4 billion. As a result, the Company assumed approximately $950.0 million of debt and paid approximately $450.0 million for the equity of Harris, the payment of which was funded by commercial paper borrowings. See Note 1, "Acquisitions," of Notes to Condensed Consolidated Financial Statements.

In January 1998, the Company prepaid $120.0 million of unsecured term loans to reduce its higher-cost indebtedness. See Note 3, "Extraordinary Charge - Debt Retirement," of Notes to Condensed
Consolidated Financial Statements.

In May 1997, the Company completed a tender offer to purchase portions of its higher-cost senior notes. See Note 3, "Extraordinary Charge - Debt Retirement," of Notes to Condensed Consolidated Financial
Statements.

Recent Development
In August 1998, the Company issued $200.0 million of 6.50 percent notes due 2003 and $100.0 million of 7.375 percent debentures due 2018. The proceeds of these issuances were used to repay short-term debt, including commercial paper, and for general corporate purposes.

QUARTERLY RESULTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1998
AND 1997

FINANCIAL STATEMENTS

The accompanying interim condensed consolidated financial statements of IMC Global Inc. (Company) do not include all disclosures normally provided in annual financial statements. These financial statements, which should be read in conjunction with the consolidated financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, are unaudited but include all adjustments which the Company's management considers necessary for a fair presentation. These adjustments consist of normal recurring accruals except as discussed in the following Notes to Condensed Consolidated Financial Statements. Certain 1997 amounts have been reclassified to conform to the 1998 presentation. Interim results are not necessarily indicative of the results expected for the full year.

               CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                  (In millions except per share amounts)
                              Three months ended     Nine months ended
                                 September 30,         September 30,
                                 1998      1997       1998       1997
-----------------------------------------------------------------------
Net sales                     $  659.5  $  499.8   $1,989.4   $1,583.1
Cost of goods sold               480.9     364.8    1,442.9    1,143.2
                              --------  --------   --------   --------
     Gross margins               178.6     135.0      546.5      439.9

Selling, general and administrative
 expenses                         38.0      35.9      129.3      105.3
Exploration expenses               0.6       -         19.5        -
                              --------  --------   --------    -------
     Operating earnings          140.0      99.1      397.7      334.6

Interest expense                  50.7      10.4      127.7       28.6
Other (income) expense, net        0.9      (2.6)      (7.7)      (2.1)
	                         --------  --------   --------    -------
Earnings from continuing
 operations before
 minority interest                88.4      91.3      277.7      308.1
Minority interest                 13.2      31.7       30.4      103.2
                              --------  --------   --------    -------
Earnings from continuing
 operations before taxes          75.2      59.6      247.3      204.9
Provision for income taxes        26.5      22.7       87.0       72.7
                              --------  --------   --------    -------

Earnings from continuing
 operations before
 extraordinary item               48.7      36.9      160.3      132.2
Earnings (loss) from
 discontinued operations         (10.9)    (10.2)      12.5       21.9
                              --------  --------   --------    -------
Earnings before extraordinary
 item                             37.8      26.7      172.8      154.1
Extraordinary charge - debt
 retirement                       (0.9)      -         (3.6)      (3.3)
                              --------  --------   --------    -------
     Net earnings             $   36.9  $   26.7   $  169.2    $ 150.8
                              ========  ========   ========    =======

Basic earnings per share:
Earnings from continuing
 operations before
 extraordinary item           $   0.43  $   0.40   $   1.40    $  1.41
Earnings (loss) from
 discontinued operations         (0.10)    (0.11)      0.11       0.23
Extraordinary charge - debt
 retirement                      (0.01)     -         (0.03)     (0.04)
                               --------  --------   --------    -------
     Net earnings per share   $   0.32  $   0.29   $   1.48    $  1.60
                              ========  ========   ========    =======

Basic weighted average number of
 shares outstanding              114.3      92.9      114.2       94.0


Diluted earnings per share:
Earnings from continuing
 operations before
 extraordinary item           $   0.43  $   0.39   $   1.40   $   1.39
Earnings (loss) from
 discontinued operations         (0.10)    (0.11)      0.10       0.23
Extraordinary charge - debt
 retirement                      (0.01)     -         (0.03)     (0.03)
                              --------  --------   --------   --------
     Net earnings per share   $   0.32  $   0.28   $   1.47   $   1.59
                              ========  ========   ========   ========

Diluted weighted average number of
 shares outstanding              114.6      93.8      114.9       94.9



(See Notes to Condensed Consolidated Financial Statements)
</TABLE


                   CONDENSED CONSOLIDATED BALANCE SHEET
                          (Dollars in millions)

                                            September 30,  December 31,
Assets                                           1998           1997
-----------------------------------------------------------------------
Current assets:
  Cash and cash equivalents                    $   71.6       $  109.7
  Receivables, net                                439.0          288.1
  Inventories                                     714.7          592.8
  Deferred income taxes                            82.5           54.2
  Other current assets                             23.5           17.4
                                               --------       --------
    Total current assets                        1,331.3        1,062.2
Property, plant and equipment, net              3,861.9        2,506.0
Other assets                                    1,546.0        1,105.7
                                               --------       --------
Total assets                                   $6,739.2       $4,673.9
                                               ========       ========

Liabilities and Stockholders' Equity
-----------------------------------------------------------------------
Current liabilities:
  Accounts payable                             $  263.4       $  253.3
  Accrued liabilities                             312.1          230.9
  Short-term debt and current maturities of
   long-term debt                                 982.7          188.9
                                               --------       --------
    Total current liabilities                   1,558.2          673.1
Long-term debt, less current maturities         1,965.2        1,235.2
Deferred income taxes                             713.5          389.7
Other noncurrent liabilities                      453.2          440.2
Stockholders' equity:
  Common stock, $1 par value, authorized
   300,000,000 shares; issued 125,067,817
   and 124,668,286 shares at September 30
   and December 31, respectively                  125.0          124.6
  Capital in excess of par value                1,697.0        1,690.3
  Retained earnings                               581.6          446.2
  Accumulated other comprehensive income          (58.3)         (30.8)
  Treasury stock, at cost, 10,738,520 and
   10,691,520 shares at September 30 and
   December 31, respectively                     (296.2)        (294.6)
                                              --------       --------
    Total stockholders' equity                  2,049.1        1,935.7
                                               --------       --------
Total liabilities and stockholders' equity     $6,739.2       $4,673.9
                                               ========       ========

(See Notes to Condensed Consolidated Financial Statements)
</TABLE


            CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                            (In millions)
                                                     Nine months ended
                                                        September 30,
                                                      1998        1997
-----------------------------------------------------------------------
Cash Flows from Operating Activities
------------------------------------
Net earnings                                      $  169.2    $  150.8
Adjustments to reconcile net earnings to net cash
 provided by operating activities:
   Depreciation, depletion and amortization          193.9       141.5
   Minority interest                                  30.4       103.2
   Deferred income taxes                             (12.3)       35.9
   Other charges and credits, net                   (117.8)      (33.7)
   Changes in:
     Receivables                                      16.5         8.8
     Inventories                                     (15.4)       28.7
     Other current assets                              3.6        (0.6)
     Accounts payable                                (98.1)      (25.4)
     Accrued liabilities                              82.0        46.5
                                                  --------     -------
   Net cash provided by operating activities         252.0       455.7
                                                  --------     -------
Cash Flows from Investing Activities
------------------------------------
Capital expenditures                                (252.2)     (157.9)
Acquisitions of businesses, net of cash acquired    (393.3)     (103.0)
Proceeds from sale of business                        44.8         -
Proceeds from sales of property, plant and equipment   5.8         8.2
                                                  --------     -------
   Net cash used in investing activities            (594.9)     (252.7)
                                                  --------     -------
   Net cash provided (used) before financing
    activities                                      (342.9)      203.0
                                                  --------     -------
Cash Flows from Financing Activities
------------------------------------
Joint venture cash distributions to Phosphate Resource
 Partners Limited Partnership, net                   (55.1)     (123.8)
Payments of long-term debt                          (997.2)     (156.0)
Proceeds from issuance of long-term debt, net      1,194.7       312.0
Changes in short-term debt, net                      252.1       (54.7)
Increase (decrease) in securitization of accounts
 receivable, net                                     (61.5)        5.2
Stock options exercised                                8.8         5.0
Cash dividends paid                                  (33.9)      (22.4)
Purchase of treasury stock                            (3.1)     (157.2)
                                                  --------     -------
   Net cash provided by (used in) financing
    activities                                       304.8      (191.9)
                                                  --------     -------

   Net change in cash and cash equivalents           (38.1)       11.1
   Cash and cash equivalents - beginning of period   109.7        63.3
                                                  --------     -------
   Cash and cash equivalents - end of period      $   71.6     $  74.4
                                                  ========     =======




(See Notes to Condensed Consolidated Financial Statements)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions except per share amounts)

1. Acquisitions
   ------------

1998 Acquisition
In April 1998, the Company completed its previously announced acquisition of privately held Harris Chemical Group, Inc. and its Australian affiliate, Harris Chemical Australia Pty Ltd. & Its Controlled Entities (collectively, Harris), for approximately $1.4 billion (Harris Acquisition). Under the terms of the Harris Acquisition, the Company purchased all Harris equity for approximately $450.0 million in cash and assumed approximately $950.0 million of debt. Harris, with annual sales of approximately $800.0 million, is a leading producer of salt, soda ash, boron chemicals and other inorganic chemicals, including potash crop nutrients.

For financial statement purposes, the Harris Acquisition was accounted for as a purchase and, accordingly, Harris' results are included in the consolidated financial statements since the date of acquisition. The purchase price, which was initially financed through proceeds borrowed under credit facilities, has been allocated to acquired assets and liabilities based on estimated fair values at the date of acquisition. This allocation resulted in an excess of purchase price over identifiable net assets acquired, or goodwill, of approximately $319.0 million which is included in Other assets in the Condensed Consolidated Balance Sheet. This goodwill is being amortized on a straight-line basis over 40 years.

The unaudited pro forma information for the periods set forth below gives effect to the Harris Acquisition as if it had occurred as of January 1, 1997. The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisition been consummated as of that time.

                                                 Nine months ended
                                                   September 30,
                                                 1998         1997
                                                 ----         ----
Net sales                                      $2,216.6    $2,162.9
  Earnings from continuing operations before
   extraordinary item                             167.1        60.5
  Net earnings                                    173.5        79.1

Diluted earnings per share:
  Earnings from continuing operations before
   extraordinary item                          $   1.45    $   0.51
  Net earnings per share                           1.51        0.67

1997 Acquisitions
During the nine months ended September 30, 1997, the Company completed several acquisitions, including a potash mine and processing facility (Western Ag-Minerals Company); a precision farming operation (Top-Soil); several retail distribution operations (Crop-Maker, So-Green, Frankfort Supply, Sanderlin, and Hutson Ag Services, Inc.); a storage terminal company (Hutson Company, Inc.); and the purchase of the preferred stock of a subsidiary held by an unrelated third party. Total cash payments for acquisitions during the nine months ended September 30, 1997 were $103.0 million, and approximately 200,000 shares of common stock of the Company were issued for $7.9 million.

The acquisitions for the nine months ended September 30, 1997 were also accounted for under the purchase method of accounting and, accordingly, the results for the acquired businesses are included in the consolidated financial statements since the respective dates of acquisition. Pro forma consolidated operating results for the nine months ended September 30, 1997, reflecting these acquisitions from the beginning of that period, would not have been materially different from reported amounts.

2. Divestitures
   ------------

Effective June 1, 1998, the Company completed the sale of its IMC Vigoro business unit which consisted primarily of consumer lawn and garden and professional products to privately held Pursell Industries, Inc. for $44.8 million in cash. In connection with the transaction, the Company recorded a one-time restructuring charge of approximately $14.0 million, $9.1 million after tax benefits or $0.08 per share.

Currently, the Company is also exploring strategic options, including divestiture, for its IMC Chemicals business unit. Any sale would be subject to certain conditions including the execution of a definitive agreement and the receipt of certain approvals.

3. Financing Activities
   --------------------

In September 1998, the Company redeemed $100.2 million of its 8.50 percent senior notes due 2000. These notes were assumed by the Company as part of the Harris Acquisition and were adjusted to fair value as of the acquisition date in accordance with Accounting Principles Board Opinion (APB) No. 16. The redemption reduced high-cost indebtedness and was funded by commercial paper borrowings. Additionally, in September 1998, the Company purchased on the open market $44.0 million of $355.9 million 10.75 percent senior subordinated notes due 2003 (Senior Subordinated Notes), and $8.8 million of $261.9 million 10.25 percent senior notes due 2001 (Senior Notes). These notes were assumed by the Company as part of the Harris Acquisition and were adjusted to fair value as of the
acquisition date in accordance with APB No. 16.   The open market
purchase reduced high-cost indebtedness and was funded by commercial paper borrowings.

Also in September 1998, the Company filed a registration statement on Form S-3 (Form S-3) to increase the amount of debt and equity securities available for issuance to $700.0 million. The Form S-3 was subsequently increased to $800.0 million.

In August 1998, the Company issued, under a Form S-3, $200.0 million of 6.50 percent notes due 2003 and $100.0 million of 7.375 percent debentures due 2018. The proceeds of these issuances were used to repay short-term debt, including commercial paper, and for general corporate purposes.

In January 1998, the Company prepaid $120.0 million of unsecured term loans which bore interest at rates ranging between 7.12 percent and 7.18 percent which were to mature at various dates between 2000 and 2005. In connection with the prepayment of such unsecured term loans, the Company recorded an extraordinary charge, net of taxes, of $2.7 million for redemption premiums incurred. This prepayment was financed by net debt proceeds from the issuance in January 1998 of $150.0 million 6.55 percent senior notes due 2005 and $150.0 million 7.30 percent debentures due 2028.

In May 1997, the Company purchased certain senior notes from a single holder and recorded an extraordinary charge, net of taxes, of $3.3 million for redemption premiums incurred and the write-off of previously deferred finance charges. The repurchase of the senior notes was financed at lower interest rates under the Company's credit facility.

4. Restructuring Charge
   --------------------

The Company recently announced the consolidation of its phosphate and potash businesses into a new operating entity, IMC Crop Nutrients. Concurrent with forming IMC Crop Nutrients, the Company is undertaking an extensive program of performance improvement in the phosphate business, targeting productivity increases, operating cost reductions and major asset restructuring. Additionally, cost reductions are expected to be realized through staff reductions at the Company's headquarters and administrative offices. The Company is in the process of evaluating the accounting impact of the foregoing restructuring activities and currently expects to record a charge to earnings related to such restructuring activities, in an as yet undetermined amount, in the fourth quarter of 1998.

5. Operating Segments
   ------------------

Segment information for 1998 and 1997 was as follows(a):

                     IMC-Agrico      IMC          IMC
                     Phosphates     Kalium     Chemicals    Other(c)      Total
                      -----------    -------    ----------   ---------     ------
Three months ended September 30, 1998
Net sales from
 external customers    $  316.3     $  148.1     $ 103.0     $   92.1     $  659.5
Intersegment net sales     36.4         26.3         -            0.8         63.5
Gross margins              86.4         70.9        14.7          6.6        178.6
Operating earnings         77.2         64.3         8.9        (10.4)       140.0
Total assets at
 September 30, 1998(b)  1,818.9      1,324.0       623.8      2,972.5      6,739.2

Nine months ended September 30, 1998
Net sales from
 external customers    $1,039.5    $  484.1      $ 205.8     $  260.0     $1,989.4
Intersegment net sales    134.3        70.4          -            3.8        208.5
Gross margins             273.7       226.1         27.0         19.7        546.5
Operating earnings        244.7       205.1         15.1        (67.2)       397.7

                     IMC-Agrico      IMC           IMC
                     Phosphates     Kalium      Chemicals    Other(c)      Total
                      -----------    -------     ----------   ---------     ------
Three months ended September 30, 1997
Net sales from
 external customers    $  314.7    $  134.6      $   -       $   50.5     $  499.8
Intersegment net sales     39.6        19.9          -            8.6         68.1
Gross margins              77.9        54.1          -            3.0        135.0
Operating earnings         68.3        48.4          -          (17.6)        99.1
Total assets at
 September 30, 1997(b)  1,694.7       847.1          -        1,104.3      3,646.1

Nine months ended September 30, 1997
Net sales from
 external customers    $  985.4    $  394.0      $  -        $  203.7     $1,583.1
Intersegment net sales    128.9        58.7         -            30.6        218.2
Gross margins             242.5       169.8         -            27.6        439.9
Operating earnings        211.2       153.6         -           (30.2)       334.6

(a)	The operating results and assets of Great Salt Lake Minerals
(GSL), IMC Salt and IMC Chemicals, acquired as part of the Harris
Acquisition, are included in the segment information since the date of acquisition, April 1998.  See Note 1, "Acquisitions," of
Notes to Condensed Consolidated Financial Statements.  The
operating results of IMC AgriBusiness have not been included in the segment information provided as they have been classified as a discontinued operation.  However, IMC AgriBusiness' assets have been included as part of total assets in the Other column.


(b)	The increase in IMC Kalium's total assets as compared to December
31, 1997 results from the purchase of GSL as part of the Harris
Acquisition.

(c)	Segment information below the quantitative thresholds is
attributable to three business units (IMC-Agrico Feed
Ingredients, IMC Salt and IMC Vigoro) and corporate headquarters.
The Company produces and markets animal feed ingredients through
IMC-Agrico Feed Ingredients.  IMC Salt produces salt for use in road de-icing, food processing, water softeners and industrial applications. IMC Vigoro manufactured and distributed consumer lawn and garden products; produced and marketed professional products for turf, nursery and horticulture markets; and produced and distributed potassium-based ice melter products.  IMC Vigoro was sold in June 1998.  See Note 2, "Divestitures," of Notes to
Condensed Consolidated Financial Statements.  Corporate
headquarters includes the elimination of inter-business unit transactions and oil and gas activities through its interest in
Phosphate Resource Partners Limited Partnership.

6. Comprehensive Income
   --------------------

The Company has adopted Statement of Financial Accounting Standards
(SFAS) No. 130, "Reporting Comprehensive Income." An analysis of comprehensive income, net of taxes, is provided below:

                               Three months ended Nine months ended
                                  September 30,      September 30,
                                 1998      1997     1998      1997
                                 ----      ----     ----      ----
Comprehensive income:
 Net earnings                  $ 36.9    $ 26.7   $ 169.2   $ 150.8
 Foreign currency translation
  adjustment                    (11.5)     (0.3)    (27.5)     (1.9)
                               ------    ------   -------   -------
   Total comprehensive income
    for the period             $ 25.4    $ 26.4   $ 141.7   $ 148.9
                               ======    ======   =======   =======

7. Subsequent Events
   -----------------

In October 1998, the Company redeemed $311.7 million of Senior Subordinated Notes and $253.1 million of Senior Notes. In connection with the redemption of the Senior Subordinated Notes and the Senior Notes, the Company recorded an extraordinary gain, net of taxes, of $7.1 million. These redemptions represented the final payments on the total outstanding balances of the Senior Subordinated Notes and Senior Notes and were made to reduce high-cost indebtedness. Also, in October 1998, the Company issued, under a Form S-3, $200.0 million of 6.625 percent notes due 2001. The proceeds of this issuance were used to redeem the Senior Subordinated Notes and Senior Notes discussed above.

In November 1998, the Company issued, under a Form S-3, $300.0 million of 7.40 percent notes due 2002 and $300.0 million of 7.625 percent notes due 2005. The proceeds of these issuances were used to repay short-term debt, including commercial paper.

8. Discontinued Operations
   -----------------------

In December 1998, the Company's Board of Directors adopted a formal plan to sell its IMC AgriBusiness retail and wholesale distribution operations. The Company anticipates the sale to be completed in the first quarter of 1999. The estimated loss on disposal, net of income tax benefits, is $60.0 million and will be recorded in the fourth quarter of 1998. The condensed consolidated statement of earnings of the Company has been restated to report separately the operating results of IMC AgriBusiness as discontinued operations. Interest expense has been allocated to discontinued operations based on the portion of the Company's short-term borrowing program that is specifically attributable to IMC AgriBusiness and amounted to $9.9 million and $9.8 million for the nine months ended September 30, 1998 and 1997, respectively.

Income taxes associated with the discontinued operations of IMC AgriBusiness were $6.8 million and $15.9 million for the nine months ended September 30, 1998 and 1997, respectively. For the nine months ended September 30, 1998 and 1997, IMC AgriBusiness' revenues were $666.0 million and $728.6 million, respectively.

Management's Discussion and Analysis of Financial Condition and Results of Operations.(1)

Results of Operations
---------------------

Three months ended September 30, 1998  vs.  three months ended
September 30, 1997
-----------------------------------------------------------------------

Overview
Net sales for the third quarter ended September 30, 1998 were $659.5 million and gross margins were $178.6 million. Earnings from continuing operations, before an extraordinary charge, were $48.7 million, or $0.43 per share. A loss from discontinued operations of $10.9 million, or $0.10 per share, and an extraordinary charge of $0.9 million, or $0.01 per share, related to the early extinguishment of debt, reduced net earnings to $36.9 million, or $0.32 per share.

Net sales for the third quarter ended September 30, 1997 were $499.8 million and gross margins were $135.0 million. Earnings from continuing operations were $36.9 million, or $0.39 per share. A loss from discontinued operations of $10.2 million, or $0.11 per share, reduced net earnings to $26.7 million, or $0.28 per share.

Net sales increased 32 percent from the prior year third quarter while gross margins increased 32 percent from the same period one year ago. The improvement was largely due to strong performances by two of the Company's core businesses -- IMC Kalium and IMC-Agrico Phosphates. The sales improvements were largely attributable to continued strong demand and higher prices for potash and phosphate crop nutrients, increased demand for animal feed ingredients, and additional revenues from the purchase of Harris Chemical Group, Inc. and its Australian affiliate, Harris Chemical Australia Pty Ltd. & Its Controlled Entities (collectively, Harris). The purchase of Harris is hereinafter referred to as the "Harris Acquisition."

The operating results of the Company's significant business units are discussed in more detail below.

IMC-Agrico Phosphates
Phosphates' net sales for the third quarter remained relatively unchanged as they decreased $1.6 million from $354.3 million in 1997 to $352.7 million in 1998, primarily as a result of lower concentrates sales volumes, partially offset by higher average sales realizations of concentrates and higher sales volumes of phosphate rock. Sales volumes of concentrated phosphates, primarily granular triple superphosphate
(GTSP) and diammonium phosphate (DAP) declined $22.8 million. The decreased shipments were mainly attributable to aggressive pricing from competitors and lower shipments to Brazil and China due to severe weather and weakened economic conditions. Higher concentrate sales prices of $8.7 million were mainly caused by higher DAP realizations, while the increase in phosphate rock volumes of $11.0 million primarily resulted from additional sales to a large contract customer.

Gross margins increased 11 percent to $86.4 million in the quarter compared to $77.9 million in the prior year quarter, mainly due to lower production costs and the higher prices discussed above, partially offset by the lower volumes discussed above. Production costs decreased compared to the prior year's third quarter primarily as a result of lower raw material costs for purchased ammonia and sulphur.

IMC Kalium
IMC Kalium's net sales increased 13 percent to $174.4 million in the current quarter from $154.5 million in the prior year quarter. The increase was due primarily to average sales realization improvements. Sales realizations increased when compared to the same period in the prior year by virtue of multiple price increases and a positive change in sales mix. Additionally, export sales volumes increased as a result of strong demand. These increases were slightly offset by lower domestic sales volumes created by lower domestic demand because of an above average corn and soybean harvest coupled with low commodity prices.

Gross margins increased 31 percent to $70.9 million for the quarter from $54.1 million in the same period one year ago. This increase was primarily due to the impact of the increased average realizations discussed above, partially offset by lower domestic sales volumes discussed above and higher production costs. The higher production costs were primarily due to additional costs related to the purchase of GSL as part of the Harris Acquisition in April 1998.

IMC Salt
IMC Salt's net sales were $51.0 million with gross margins of $9.9 million in the current quarter. IMC Salt, a new core business for the Company, was created following the Harris Acquisition. Current quarter salt demand was strong among customers in the water conditioning, food processing and animal feed industries.

Other
The addition of IMC Chemicals, as a result of the Harris Acquisition, increased sales by $103.0 million and gross margins by $14.7 million. Sales at IMC-Agrico Feed Ingredients (Feed Ingredients) increased 12 percent to $41.8 million for the current quarter as compared to $37.4 million for the prior year period. The Feed Ingredients sales increase was driven by increased domestic and international volumes. Partially offsetting these increases in third quarter sales and gross margins, as compared to the same period in the prior year, was the absence of sales and margins for IMC Vigoro as a result of the divestiture of this business during the second quarter of 1998. See Note 2, "Divestitures," of Notes to Condensed Consolidated Financial Statements.

Key Statistics
The following table summarizes the Company's core business sales volumes and average selling prices for the three months ended September 30th:

                                               1998        1997
                                               ----        ----
Sales volumes (in thousands of short tons)(a):
IMC-Agrico Phosphates                          1,575       1,753
IMC Kalium                                     2,081       2,213
IMC Salt                                       1,554         n/a

Average price per ton(b):
DAP                                             $182        $175
Potash                                            82          71
Salt                                              33         n/a

(a) Sales volumes include tons sold captively.  IMC-Agrico
    Phosphates' volumes represent dry product tons, primarily DAP.
(b) Average prices represent sales made FOB mine/plant.
n/a	 Not applicable as a result of the Harris Acquisition in April
    1998.

Interest Expense
Interest expense totaled $50.7 million in the current quarter, an increase of $40.3 million from the same period in the prior year. The increase in interest expense was due to increased activity under revolver/commercial paper loans along with debt assumed in conjunction with Freeport-McMoRan Inc.'s (FTX) merger with the Company (FTX Merger) in December 1997 and the Harris Acquisition, as well as the issuance of: (i) $200.0 million 6.50 percent notes due 2003 in August 1998; (ii) $100.0 million 7.375 percent debentures due 2018 in August 1998; (iii) $150.0 million 6.55 percent senior notes due 2005 in January 1998; and
(iv) $150.0 million 7.30 percent debentures due 2028 in January 1998. The increase in interest expense was partially offset by the tender of higher interest bearing notes.

Other (Income) Expense, Net
Other expense for the current quarter increased $3.5 million from the same period last year to $0.9 million. The increase was primarily due to the following: (i) the absence in the current year of a gain from the disposal of mineral rights; and (ii) the write-off of deferred revenue recorded at IMC Chemicals, necessitated by purchase price accounting, partially offset by (iii) increased interest income from interest-bearing cash balances and the absence of losses attributable to oil and gas operations as a result of the Company's contribution of the Main Pass Block 299 sulphur and oil operations (Main Pass) to Freeport-McMoRan Sulphur Inc. (FSC) in connection with the FTX Merger.

Income Taxes
The effective income tax rate for continuing operations for the current quarter was 35.2 percent, compared to 38.1 percent for the same period in the prior year, primarily as a result of improvements recognized in tax costs associated with international sales and operations.

Nine months ended September 30, 1998 vs. nine months ended
September 30, 1997
-----------------------------------------------------------------------

Overview
Net sales for the nine months ended September 30, 1998 were $1,989.4 million and gross margins, before special one-time charges, were $550.6 million. Earnings from continuing operations, before an extraordinary charge and special one-time charges, were $169.4 million, or $1.47 per share. Earnings from discontinued operations of $12.5 million, or $0.10 per share, an extraordinary charge of $3.6 million, or $0.03 per share, and special one-time charges of $9.1 million, or $0.08 per share, reduced net earnings for the nine months of 1998 to $169.2 million, or $1.47 per share. The extraordinary charge related to the early extinguishment of debt, and the special one-time charges, totaling $14.0 million before tax benefits, related to restructuring charges associated with the sale of IMC Vigoro, the Company's consumer lawn and garden and professional products business. See Note 2, "Divestitures," of Notes to Condensed Consolidated Financial Statements.

Net sales for the nine months ended September 30, 1997 were $1,583.1 million, gross margins were $439.9 million and earnings from continuing operations, before an extraordinary charge, were $132.2 million, or $1.39 per share. Earnings from discontinued operations of $21.9 million, or $0.23 per share, partially offset by an extraordinary charge of $3.3 million, or $0.03 per share, related to the early extinguishment of debt, increased net earnings to $150.8 million, or $1.59 per share.

Net sales for the nine months of 1998 increased 26 percent when compared to the nine months of the prior year period while gross margins, before special one-time charges, increased 25 percent from the comparable period one year ago. The improvement was largely due to strong performances by two of the Company's core businesses -- IMC Kalium and IMC-Agrico Phosphates. The sales improvements were largely attributable to continued strong demand and higher prices for potash and phosphate crop nutrients, and additional revenues from the former Harris operations. See Note 1, "Acquisitions," of Notes to Condensed Consolidated Financial Statements. Partially offsetting growth in potash and phosphate revenues was the absence of sales due to the divestiture of IMC Vigoro in June 1998. See Note 2, "Divestitures," of Notes to Condensed Consolidated Financial Statements.

The operating results of the Company's significant business units are discussed in more detail below.

IMC-Agrico Phosphates
Phosphates' net sales for the first nine months of 1998 improved five percent to $1,173.8 million compared to $1,114.3 million for the same period last year primarily due to increased concentrate sales volumes and higher average sales realizations. Sales volumes of concentrated phosphates, primarily domestic shipments of DAP and domestic and international shipments of granular monoammonium phosphate, increased by $41.6 million from the same prior year period. These favorable volume variances reflected the following factors: (i) a strong spring season; (ii) an increase in the number of supply contracts over the prior period; (iii) an active summer fill program; and (iv) significant spot sales to co-ops. Average sales realizations for the first nine months of 1998 increased $12.2 million as compared to the prior year period primarily as a result of higher international GTSP realizations and an increase in the transfer price of phosphoric acid sold to Feed Ingredients.

Gross margins increased 13 percent to $273.7 million for the first nine months of 1998 compared to $242.5 million for the first nine months of last year, mainly due to lower production costs and the higher volumes and prices discussed above. Production costs decreased compared to the prior year's first nine months primarily as a result of lower raw material costs for purchased ammonia and sulphur, partially offset by increased costs for phosphate rock operations.

IMC Kalium
IMC Kalium's net sales for the first nine months of 1998 increased 22 percent to $554.5 million compared to $452.7 million for the first nine months of 1997. This increase was primarily by virtue of average sales realization improvements. Average sales realizations increased over the prior year as a result of multiple price increases and a positive change in sales mix.

Gross margins increased 33 percent to $226.1 million for the first nine months of 1998 from $169.8 million for the same period one year ago, primarily as a result of the impact of the increased average realizations discussed above, partially offset by higher production costs. This resulted from the addition of costs related to the purchase of GSL as part of the Harris Acquisition in April 1998 coupled with increased provincial levies.

IMC Salt
The IMC Salt business unit was established in April 1998 concurrent with the Harris Acquisition; consequently, results for the nine months ended September 30, 1998 include only second and third quarter activity. See Note 1, "Acquisitions," of Notes to Condensed
Consolidated Financial Statements.

IMC Salt's net sales were $91.9 million with gross margins of $17.1 million for the nine months ended September 30, 1998. Current year-to-date salt demand was strong among customers in the water conditioning, food processing and animal feed industries.

Other
The IMC Chemicals business unit was established in April 1998 concurrent with the Harris Acquisition; consequently, results for the nine months ended September 30, 1998 include only second and third quarter activity. See Note 1, "Acquisitions," of Notes to Condensed Consolidated Financial Statements. IMC Chemical's net sales were $205.8 million with gross margins of $27.0 million for the nine months ended September 30, 1998. The offsets to the sales and gross margin increases described above for the current year period, as compared to the same period in the prior year, were primarily the result of lower volumes and average sales realizations at Feed Ingredients coupled with lower sales at IMC Vigoro as a result of the divestiture of this business during the second quarter of 1998. See Note 2, "Divestitures," of Notes to Condensed Consolidated Financial Statements.

Key Statistics
The following table summarizes the Company's core business sales volumes and average selling prices for the nine months ended September 30th:

                                                1998       1997
                                                ----       ----
Sales volumes (in thousands of short tons)(a):
IMC-Agrico Phosphates                           5,494      5,321
IMC Kalium                                      6,802      6,723
IMC Salt(c)                                     2,770        n/a

Average price per ton(b):
DAP                                              $177       $177
Potash                                             80         68
Salt(c)                                            33        n/a

(a)	Sales volumes include tons sold captively.  IMC-Agrico Phosphates'
volumes represent dry product tons, primarily DAP.
(b)	Average prices represent sales made FOB mine/plant.
(c)	Results reflect activity for the second and third quarters only as a result of the Harris Acquisition.  See Note 1, "Acquisitions," of
Notes to Condensed Consolidated Financial Statements.
n/a	Not applicable as a result of Harris Acquisition in April 1998.

Selling, General and Administrative Expenses
Selling, general and administrative expenses increased $14.1 million, or 13 percent, to $119.4 million, before special one-time charges of $9.9 million, for the first nine months of 1998 compared to $105.3 million for the first nine months of 1997. This increase was primarily due to the inclusion of the results of operations of businesses acquired since September 1997 in the Company's nine month 1998 results of operations. The special one-time charges related to restructuring charges associated with the divestiture of IMC Vigoro. See Note 2, "Divestitures," of Notes to Condensed Consolidated Financial Statements.

Interest Expense
Interest expense totaled $127.7 million for the first nine months of 1998, an increase of $99.1 million from the same period in the prior year. The increase in interest expense was due to increased activity under revolver/commercial paper loans along with debt assumed in conjunction with the Harris Acquisition and the FTX Merger as well as the issuance of: (i) $200.0 million 6.50 percent notes due 2003 in August 1998; (ii) $100.0 million 7.375 percent debentures due 2018 in August 1998; (iii) $150.0 million 6.55 percent senior notes due 2005 in January 1998; (iv) $150.0 million 7.30 percent debentures due 2028 in January 1998; and (v) $150.0 million 6.875 percent senior debentures due 2007 in July 1997. The increase in interest expense was partially offset by the tender of higher interest notes and the early payment of certain unsecured term loans.

Other (Income) Expense, Net
Other income for the nine months ended September 30, 1998 increased $5.6 million from the same period in the prior year. The increase was primarily due to the following: (i) increased interest income from interest-bearing cash balances; (ii) the absence of current year amortization of a merger and restructuring charge; and (iii) the absence of losses attributable to oil and gas operations as a result of the Company's contribution of Main Pass to FSC in connection with the FTX Merger.

Income Taxes
The effective income tax rate for continuing operations for the nine months of 1998 was 35.2 percent, compared to 35.5 percent for the same period in the prior year.

Capital Resources and Liquidity
-------------------------------

Liquidity and Operating Cash Flow
Cash generated from operating activities decreased $203.7 million in the first nine months of 1998 to $252.0 million. The decrease was primarily due to: (i) cash used to fund Phosphate Resource Partners Limited Partnership (PLP) operations, primarily related to oil & gas;
(ii) increased litigation payments; and (iii) higher debt fee payments associated with debt issuances. Also, when compared to December 31, 1997, the Company's working capital ratio decreased to 0.9:1 at September 30, 1998 from 1.6:1 at December 31, 1997, primarily due to the assumption of short-term debt in conjunction with the Harris Acquisition in April 1998. See "Financing" for further details.

Net cash used in investing activities increased $342.2 million over 1997 levels primarily due to acquisitions and increased capital expenditures, partially offset by $44.8 million of proceeds from the sale of IMC Vigoro. See Note 1, "Acquisitions," and Note 2, "Divestitures," of Notes to Condensed Consolidated Financial Statements. Capital expenditures for the first nine months of 1998 increased $94.3 million when compared with the first nine months of the prior year primarily due to the following: (i) PLP's share of McMoRan Oil & Gas Company (MOXY) exploration and development costs of $40.1 million; (ii) enterprise-wide systems development expenditures of $23.8 million; and (iii) expenditures for IMC Salt and IMC Chemicals of $19.8 million.

Cash from financing activities increased $496.7 million for the first nine months of 1998 when compared with the comparable period in the prior year from a use of funds of $191.9 million to a source of funds of $304.8 million at September 30, 1998. This increase in funds available was primarily due to higher net debt proceeds for the current year period of $281.6 million and decreased stock repurchases of $154.1 million. The net debt proceeds were used, in part, to finance the Harris Acquisition, which was funded through the Company's commercial paper borrowings. Debt to total capitalization increased to 57.1 percent from 42.4 percent at December 31, 1997, primarily as a result of increased commercial paper borrowings, partially offset by the prepayment of certain unsecured loans in January 1998 and the redemption of $100.2 million of the 8.50 percent senior notes in September 1998. See "Financing" below for further details. Additionally, net PLP distributions decreased $68.7 million as a result of the Company's increased ownership in IMC-Agrico due to the FTX Merger, further impacting cash generated from financing activities.

Financing
The Company has credit facilities with a group of banks from which it and certain of its subsidiaries may borrow up to $1,350.0 million on a revolving basis under two separate agreements (Revolving Credit Facilities) expiring in December 1998 and March 1999, and $650.0 million under a long-term revolving credit facility (Long-Term Credit Facility) expiring in December 2002. As of September 30, 1998, commitment fees associated with the Revolving Credit Facilities were
7.5 basis points and 11.0 basis points for the Long-Term Credit
Facility.

The credit facilities described above (collectively, Credit
Facilities), support the Company's commercial paper borrowings and are available for other corporate purposes. The amount available for borrowing under the Credit Facilities is reduced by the balance of outstanding commercial paper.

Simultaneously with the consummation of the FTX Merger, the Company and its Canadian subsidiaries entered into a credit facility with a group of banks to borrow up to $100.0 million under a revolving credit facility (Canadian Facility) that will expire in December 2002. The Company guarantees all loans made to its subsidiaries under the Canadian Facility. As of September 30, 1998, commitment fees associated with the Canadian Facility were 11.0 basis points.

In September 1998, the Company redeemed $100.2 million of its 8.50 percent senior notes due 2000. These notes were assumed by the Company as part of the Harris Acquisition and were adjusted to fair value as of the acquisition date in accordance with Accounting Principles Board Opinion (APB) No. 16. The redemption reduced its high-cost indebtedness and was funded by commercial paper borrowings. See Note 3, "Financing Activities," of Notes to Condensed Consolidated Financial Statements. Additionally, in September 1998, the Company purchased on the open market $44.0 million of $355.9 million 10.75 percent senior subordinated notes due 2003 (Senior Subordinated Notes), and $8.8 million of $261.9 million 10.25 percent senior notes due 2001 (Senior Notes). These notes were assumed by the Company as part of the Harris Acquisition and were adjusted to fair value as of the acquisition date
in accordance with APB No. 16.   The open market purchase reduced high-
cost indebtedness and was funded by commercial paper borrowings.

Also in September 1998, the Company filed a registration statement on Form S-3 (Form S-3) to increase the amount of debt and equity securities available for issuance to $700.0 million. The Form S-3 was subsequently increased to $800.0 million.

In August 1998, the Company issued, under the Form S-3, $200.0 million of 6.50 percent notes due 2003 and $100.0 million of 7.375 percent debentures due 2018. The proceeds of these issuances were used to repay short-term debt, including commercial paper, and for general corporate purposes.

During June 1998, $0.2 million of $355.9 million Senior Subordinated Notes, and $3.1 million of $104.3 million 8.50 percent senior notes due 2000 were presented for purchase by holders of the notes.

In April 1998, the Company acquired Harris for a total purchase price of $1.4 billion. As a result, the Company assumed approximately $950.0 million of debt and paid approximately $450.0 million for the equity of Harris, the payment of which was funded by commercial paper borrowings. See Note 1, "Acquisitions," of Notes to Condensed Consolidated Financial Statements.

In January 1998, the Company prepaid $120.0 million of unsecured term loans to reduce its high-cost indebtedness. See Note 3, "Financing Activities," of Notes to Condensed Consolidated Financial Statements.

In July 1997, the Company issued, under an existing shelf registration statement, $150.0 million of 6.875 percent senior debentures due 2007. The proceeds of this issuance were used to reduce high-cost indebtedness.

In May 1997, the Company completed a tender offer to purchase portions of its high-cost senior notes. See Note 3, "Financing Activities," of Notes to Condensed Consolidated Financial Statements.

Recent Developments
In October 1998, the Company redeemed $311.7 million of Senior Subordinated Notes and $253.1 million of Senior Notes. In connection with the redemption of the Senior Subordinated Notes and the Senior Notes, the Company recorded an extraordinary gain, net of taxes, of $7.1 million. These redemptions represented the final payments on the total outstanding balances of the Senior Subordinated Notes and Senior Notes and were made to reduce high-cost indebtedness. Also in October 1998, the Company issued, under the Form S-3, $200.0 million of 6.625 percent notes due 2001. The proceeds of this issuance were used to redeem a portion of the Senior Subordinated Notes and Senior Notes.

In November 1998, the Company issued, under the Form S-3, $300.0 million of 7.40 percent notes due 2002 and $300.0 million of 7.625 percent notes due 2005. The proceeds of these issuances were used to repay short-term debt, including commercial paper.

Restructuring Charge
--------------------

The Company recently announced the consolidation of its phosphate and potash businesses into a new operating entity, IMC Crop Nutrients. Concurrent with forming IMC Crop Nutrients, the Company is undertaking an extensive program of performance improvement in the phosphate business, targeting productivity increases, operating cost reductions and major asset restructuring. Additionally, cost reductions are expected to be realized through staff reductions at the Company's headquarters and administrative offices. The Company is in the process of evaluating the accounting impact of the foregoing restructuring activities and currently expects to record a charge to earnings related to such restructuring activities, in an as yet undetermined amount, in the fourth quarter of 1998.

Year 2000 Compliance
--------------------

Like other businesses dependent on modern technology, the Company must address potential Year 2000-related issues. The Company is progressing through a comprehensive program (Year 2000 Program) to evaluate and address the impact of Year 2000-related issues on its operational systems, business application software, computer hardware, facilities infrastructure and equipment with embedded technology, and Year 2000-related risks associated with its vendors and customers.

The Company's Year 2000-related effort is a cooperative venture coordinated among business units and appropriate members of the Company's senior management. Progress reviews are held periodically with senior management and the Board of Directors. As an additional step, the Company has created the position of Year 2000 Risk Manager to provide Company-wide leadership, oversight and coordination of its Year 2000 project.

State of Readiness
The Company is using both internal and external resources to implement its Year 2000 Program, which includes the following overlapping phases: system inventory and analysis; remediation, testing and implementation; and vendor and customer review. The Company expects that its Year 2000 Program will be substantially complete by the end of the third quarter of 1999.

System Inventory and Analysis Phase
-----------------------------------

The system inventory and analysis phase consists of compiling a detailed inventory of all of the Company's systems and platforms to determine which items are date sensitive, affected by the Year 2000, and therefore require remediation. Each of the Company's business units has focused specifically on the following seven target areas: business application software, mainframe hardware and software, network servers, desktop environment, network and telephone systems, non-information technology assets and facilities, and major suppliers and service providers. This analysis has involved both an internal assessment conducted by Company engineers, technicians, and business unit managers, as well as contact with the manufacturers of computer systems and equipment used by the Company in its operations. Each of the Company's business units has substantially completed its system inventory and analysis phase. The principal business application systems requiring remediation that were identified by the Company during this stage include the following systems: equipment maintenance, spare parts inventory, distribution, customer order entry, and financial/accounting. In addition, some Company plants have identified certain production control systems that will require Year 2000-related remediation in order to remain operative.

Remediation, Testing and Implementation Phase
---------------------------------------------

The remediation, testing and implementation phase involves determining and implementing a remediation method (upgrade, replace or discontinue)
that is most appropriate for each specific date sensitive item.   The
remediated item is then tested and returned to normal operations when Year 2000-related issues have been addressed. Testing includes functional testing of remedial measures and regression testing to validate that changes have not altered existing functionality. Several system manufacturers have provided testing procedures for their equipment and have been available for consultations about Year 2000-related testing. In certain limited cases, the Company has also retained special consultants to assist with its remediation efforts.

As a separate initiative, the Company is implementing its Global Vision Project, an enterprise-wide resource planning (ERP) software package. Its scope includes accounts payable, inventory, purchasing, general ledger, payroll, human resources and plant maintenance. This new ERP software and the improvements to the infrastructure hardware required to support the Global Vision Project should further remediate issues associated with the Year 2000.

Vendor and Customer Review
--------------------------

Vendor reviews consist of assessing vendor readiness, and if necessary, identifying alternate channels to receive critical materials and/or supplies. Each business unit has developed a questionnaire that has been submitted to the primary suppliers and vendors to determine their Year 2000-related status. The business units currently are analyzing the information provided in these responses, and will determine the best way to address any specific issues. As an additional precaution, each business unit's purchase orders now contain a Year 2000-related clause to help ensure that any newly purchased equipment adequately addresses Year 2000-related issues.

Although the Company is attempting to monitor and validate the efforts of other parties, it may not have control over the success of these efforts. In the event that satisfactory commitments from key suppliers are not received, the Company is forming plans for the continuing availability of critical materials and supplies through alternate channels. In general, however, the Company is satisfied with the progress made by critical vendors to date and no critical issues have been identified.

In addition to investigating the Company's key suppliers, the Company's business units are also contacting key customers to explain the Company's Year 2000-related efforts and to solicit certain information about each customer's Year 2000-related efforts to assess potential Year 2000-related problems that could affect future orders from such customers.

Costs
The Company does not currently expect that the costs of addressing its Year 2000-related issues will have a material effect on its financial position, results of operations or liquidity. Costs related to Year 2000-related issues are expensed as incurred and are funded through operating cash flows. In a few limited instances, some business units have deferred certain non-Year 2000-related information technology projects due to their respective Year 2000-related efforts. The Company believes, however, that these deferred projects are not critical to its present or future financial performance or business operations. The Company estimates its total Year 2000-related technology and non-information technology systems remediation costs to be approximately $5.7 million, of which $1.8 million will be expended in 1998. The remaining costs will be incurred during 1999. A sizable portion of these costs represents the redeployment of existing employee resources rather than incremental expenses.

Risks
Progress reports on the Year 2000 Program are presented regularly to the Company's Board of Directors and senior management. As the program continues, the Company may discover additional Year 2000-related challenges, including that remediation plans are not feasible or that the cost of such plans exceed current expectations. In many cases, the Company is relying on written assurances from vendors that the current systems are, or that new or upgraded systems acquired by the Company will adequately address Year 2000-related issues. The Company believes that one of its principal Year 2000-related risks is the effect Year 2000-related issues will have on its vendors, especially its utilities vendors. A substantial part of the Company's day-to-day operations is dependent on power, transportation systems, and telecommunication services, as to which alternative sources of service may not be available. The Company will continue to investigate the readiness of its suppliers, including utilities, and pursue the availability of alternatives to further diminish the extent of any impact Year 2000-related issues may have on the Company. Although there can be no assurance that the Company will be able to complete all of the modifications in the required time frame or that no unanticipated events will occur, it is management's belief that the Company is taking adequate action to address Year 2000-related issues. However, because of the range of possible issues and the large number of variables involved, it is impossible to quantify the potential cost of problems should the Company's remediation efforts or the efforts of those it does business with not be successful. If either the Company, or the Company's vendors fail to adequately address Year 2000-related issues, the Company may suffer business interruptions. If such interruptions cause the Company to be unable to fulfill its obligations to third parties, the Company may potentially be exposed to third party liability.

Contingency Planning
At the present time, the Company has plans to develop contingency measures to address the possibility that it will not have fully addressed Year 2000-related issues by December 31, 1999. The Company's Year 2000-related strategy is currently emphasizing remediation, testing, and implementation activities. The Company will initiate contingency planning in early 1999.

Item 7.  Exhibits and Reports on Form 8-K.

         (a) Exhibits.

             Exhibit No.         Description
             -----------        ---------------------------------------
             11                  Earnings Per Share Computation

             12                  Ratio of Earnings to Fixed Charges

             27                  Restated 1997, 1996 and 1995 Annual
                                 Financial Data Schedule

             27.1                Restated 1998 Quarterly Financial
                                 Data Schedule

             27.2                Restated 1997 Quarterly Financial
                                 Data Schedule

             27.3                Restated 1996 Quarterly Financial
                                 Data Schedule

SIGNATURES

Pursuant to the requirements of 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                  IMC GLOBAL INC.
                                  ---------------
                                  (Registrant)

                                       /s/ J.Bradford James
                                  -------------------------------
                                  J.Bradford James
                                  Senior Vice President and
                                  Chief Financial Officer

Date:  January 13, 1999

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(1)	Except for statements of historical fact contained herein, the statements appearing under "Management's Discussion and Analysis of Results of Operations and Financial Condition," presented herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: the effect of general business and economic conditions; conditions in and policies of the agriculture industry; risks associated with investments and operations in foreign jurisdictions and any future international expansion, including those related to economic, political and regulatory policies of local governments and laws or policies of the United States and Canada; changes in governmental laws and regulations affecting environmental compliance, taxes and other matters impacting the Company; the risks attendant with mining operations; the potential impacts of increased competition in the markets the Company operates within; risks attendant with supply of and demand for oil and gas; the Company's ability to integrate certain acquired businesses and realize certain expected acquisition-related synergies and the risk factors reported from time to time in the reports filed by the Company with the SEC.